Exhibit 99.1

IAMGOLD CORPORATION
(“IAMGOLD”)

and

OREZONE RESOURCES INC.
(“Orezone”)

and

7086130 CANADA INC.
(“New Orezone”)

ARRANGEMENT AGREEMENT

Dated December 10, 2008

SCHEDULES

SCHEDULE A	-	Plan of Arrangement under Section 192 of the Business Corporations Act (Canada)
SCHEDULE B	-	IAMGOLD Subsidiaries
SCHEDULE C	-	Orezone Subsidiaries
SCHEDULE D	-	Essakane Property and Essakane Contracts
SCHEDULE E	-	Directors and Officers of Orezone

TABLE OF CONTENTS

Article 1 INTERPRETATION	5
Definitions	5
Number and Gender	16
Interpretation Not Affected by Headings	16
Date of Any Action	17
References to Statutes	17
References to Persons	17
Accounting Matters	17
Knowledge	17
Schedules	17
Article 2 THE ARRANGEMENT	17
Plan of Arrangement	17
Effective Date	18
Interim Order	18
Final Order	18
Arrangement	18
Closing	18
Articles of Arrangement	19
Article 3 REPRESENTATIONS AND WARRANTIES	19
Representations and Warranties of IAMGOLD	19
Representations and Warranties of Orezone and New Orezone	22
Survival of Representations and Warranties	35
Article 4 COVENANTS	36
Covenants of Orezone and New Orezone	36
Covenants of Orezone and New Orezone Regarding Non-Solicitation	42
Right to Accept a Superior Proposal	45
Covenants of Orezone and New Orezone Regarding Reorganization	46
Covenants of IAMGOLD	48
Change of New Orezone Name	49
United States Tax Matters	49
Article 5 CONDITIONS PRECEDENT	49
Mutual Conditions Precedent of Orezone, New Orezone and IAMGOLD	49
Conditions Precedent to Obligations of Orezone and New Orezone	51
Conditions Precedent to Obligations of IAMGOLD	52
Co-operation	54
Notice and Cure Provisions	54
Merger of Conditions	55
Article 6 TRANSITION PERIOD AND INSURANCE	55
Transition Period	55
Insurance	55
Article 7 TERMINATION AND AMENDMENT	56
Rights of Termination	56

Termination Deadline	56
Termination Fee	57
Amendment	57
Waiver	58
Article 8 ADDITIONAL COVENANTS AND INDEMNIFICATION	58
Other Business	58
Agreements	58
Post-Closing Adjustments	58
Indemnification by New Orezone	59
Remedies	60
Article 9 PRIVATE PLACEMENT	60
Subscription	60
Representations, Warranties, Covenants and Acknowledgements of IAMGOLD	60
Representations and Warranties of Orezone	63
Survival of Representations	63
Covenants of Orezone	64
Conditions to Closing the Private Placement	64
Payment of Subscription Price	65
Use of Proceeds	65
Article 10 GENERAL	65
Notice	65
Binding Effect	67
No Assignment	67
Public Statements	67
Entire Agreement	67
Time of Essence	67
Severability	67
Counterpart Executions and Facsimile Transmissions	67
Fees and Expenses	67
Investigation	68
Further Assurances	68
Waiver	68
Governing Law	68

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is dated the 10th day of December, 2008.

AMONG:	IAMGOLD CORPORATION, a corporation existing under the laws of Canada; (“IAMGOLD”)

AND:	OREZONE RESOURCES INC., a corporation existing under the laws of Canada; (“Orezone”)

AND:	7086130 CANADA INC., a corporation existing under the laws of Canada; (“New Orezone”)

WHEREAS:

(A)	New Orezone is a wholly-owned Subsidiary of Orezone.

(B)
IAMGOLD, New Orezone and Orezone agree to proceed with a business combination transaction providing for the transfer of part of the business of Orezone to New Orezone, the distribution of the New Orezone Shares to Orezone Shareholders and the acquisition by IAMGOLD of all of the Orezone Shares.

(C)	The Parties hereto intend to carry out the proposed business combination transaction by way of a plan of arrangement under the provisions of the Canada Business Corporations Act.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

Definitions

1.1
In this Agreement and in the recitals hereto, unless there is something in the context or subject matter inconsistent therewith, the following words and terms shall have the meanings hereinafter set out:

(a)
“Acquisition Proposal” means, other than from or with IAMGOLD or an IAMGOLD Subsidiary, any merger, amalgamation, statutory arrangement, recapitalization, take-over bid, sale of material properties or assets (including, without limitation, the sale of all or any part of the Orezone Assets or the Essakane

Property), any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of any such material properties or assets, any sale or grant of a royalty or similar type transaction with respect to the Essakane Property (excluding the Permitted Royalty Discussions), any liquidation, winding-up, sale or redemption of a material number of shares or rights or interests therein or thereto or any similar transaction involving Orezone or any of the Orezone Subsidiaries, or any other similar transaction which would, or could, impede the completion of the Arrangement or any of the other transactions contemplated in this Agreement or a written inquiry or proposal to do so, excluding the Arrangement, the Private Placement and the other transactions contemplated hereby;

(b)
“Agreement” means this agreement among IAMGOLD, Orezone and New Orezone entered into for the purpose of effecting the Arrangement, including the schedules attached hereto, as the same may be supplemented or amended from time to time;

(c)	“Alternext” means the NYSE Alternext U.S., LLC;

(d)
“Applicable Laws” means any domestic or foreign statute, law, ordinance, rule, regulation, restriction, published and legally binding regulatory policy or guideline, by-law (zoning or otherwise), or order or any consent, exemption, approval or licence of any domestic or foreign Governmental Entity that applies in whole or in part to the Parties hereto, as the context requires, or to their respective businesses, undertakings, properties or securities including, without limitation, Applicable Securities Laws;

(e)	“Applicable Securities Laws” means Canadian Securities Laws and United States Securities Laws as applicable in the circumstances;

(f)
“Arrangement” means the arrangement under the provisions of section 192 of the CBCA, on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order;

(g)	“Arrangement Resolution” means the Special Resolution of Orezone Shareholders approving the Arrangement;

(h)	“Articles of Arrangement” means the articles of arrangement of Orezone in respect of the Arrangement required by the CBCA to be filed with the Director after the Final Order is made;

(i)
“Bridge Facility Agreement” means the Secured Bridge Facility Agreement for U.S.$40,000,000 dated August 29, 2008 and made between Orezone Essakane Limited and The Standard Bank of South Africa Limited;

(j)	“Bridge Loan Documents” means the Bridge Facility Agreement and each of the Finance Documents (as defined in the Bridge Facility Agreement) collectively;

(k)	“BSE” means the Botswana Stock Exchange;

(l)	“Business Day” means a day which is not a Saturday, Sunday or a civic or statutory holiday in Toronto, Ontario;

6 ..

(m)	“Canadian GAAP” means accounting principles generally accepted in Canada;

(n)
“Canadian Securities Laws” means the Securities Act (Ontario) and the equivalent legislation in the other provinces and in the territories of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of each of the provinces and territories of Canada and the published rules and policies of the TSX;

(o)	“CBCA” means the Canada Business Corporations Act, as amended;

(p)	“Claim” has the meaning ascribed to such term in section 8.4 of this Agreement;

(q)	“Closing Date” means the Business Day that is three Business Days after the granting of the Final Order or such other date as the Parties hereto may agree;

(r)	“Code” means the Internal Revenue Code of 1986 (United States), as amended;

(s)	“Competition Act” means the Competition Act (Canada);

(t)	“Confidentiality Agreement” means the confidentiality agreement dated July 22, 2008 between IAMGOLD and Orezone, as amended;

(u)	“Convertible Debenture” means the 6% convertible debenture dated July 1, 2008 and due July 1, 2011, in the amount of CAD$10,000,000 issued by Orezone to the Debentureholder;

(v)	“Convertible Debenture Waiver Agreement” means the agreement among IAMGOLD, Orezone and the Debentureholder dated December 10, 2008 relating to the Convertible Debenture, as amended from time to time;

(w)	“Court” means the Ontario Superior Court of Justice (Commercial List);

(x)	“Debentureholder” means MinQuest Fund I, L.P.;

(y)	“Director” means the Director appointed pursuant to section 260 the CBCA;

(z)	“Dissent Rights” means the rights of dissent of Orezone Shareholders in respect of the Arrangement Resolution described in the Plan of Arrangement;

(aa)	“Dissenting Orezone Shareholder” has the meaning ascribed thereto in the Plan of Arrangement;

(bb)
“Effective Date” means the date shown in the certificate of arrangement issued in accordance with section 262 of the CBCA in respect of the Arrangement, being the Closing Date, or such other date as may be agreed to by the Parties hereto;

(cc)	“Effective Time” means the time when the Arrangement will be deemed to have been completed, which shall be 12:01 a.m., Toronto time, on the Effective Date;

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(dd)
“Encumbrance” means any mortgage, hypothec, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third Person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(ee)
“Environmental Approvals” means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by any Governmental Entity pursuant to any Environmental Law;

(ff)	“Environmental Laws” means all Applicable Laws relating to pollution, the protection of the environment or public health and safety including all Environmental Approvals;

(gg)	“Essakane Contracts” means the contracts listed in schedule D attached hereto;

(hh)	“Essakane Property” means the Essakane gold project in Burkina Faso held by Orezone, Essakane S.A. or Essakane s.a.r.l., as more particularly described in schedule D attached hereto;

(ii)	“Essakane Royalty” has the meaning ascribed to such term in paragraph 4.1(m)(vii) hereof;

(jj)	“Essakane Subsidiaries” means Essakane (BVI) Limited, Orezone Essakane (BVI) Limited, Essakane s.a.r.l., Gold Fields Burkina Faso s.a.r.l. and Essakane S.A.;

(kk)	“Essakane Transfer” has the meaning ascribed to such term in subsection 4.4(a) hereof;

(ll)	“Exchange Ratio” has the meaning ascribed thereto in the Plan of Arrangement;

(mm)
“Fairness Opinion” means the verbal and the subsequent written opinion of the Financial Advisor that the consideration to be received by Orezone Shareholders, other than IAMGOLD, pursuant to the Arrangement is fair, from a financial point of view, to the Orezone Shareholders, subject to the limitations and qualifications set out in the Fairness Opinion;

(nn)
“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of IAMGOLD and Orezone) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(oo)	“Financial Advisor” means BMO Nesbitt Burns Inc.;

(pp)
“Governmental Entity” means any applicable (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency, domestic or foreign, (ii) any subdivision, agent, commission, board or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

8 ..

(qq)
“Hazardous Substance” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, finished product, intermediate product, by-product or any other material or article, that is listed or regulated under any Environmental Laws as a hazardous substance, toxic substance, waste or contaminant or is otherwise listed or regulated under any Environmental Laws because it poses a hazard to human health or the environment, including petroleum products, asbestos, PCBs, urea formaldehyde foam insulation and lead-containing paints or coatings;

(rr)	“IAMGOLD” means IAMGOLD Corporation, a corporation existing under the laws of Canada;

(ss)	“IAMGOLD Board” means the board of directors of IAMGOLD;

(tt)	“IAMGOLD Disclosure Documents” means

(i)	the renewal annual information form of IAMGOLD for the year ended December 31, 2007;

(ii)	the annual report of IAMGOLD for the year ended December 31, 2007;

(iii)	the management information circular of IAMGOLD dated April 11, 2008;

(iv)	the annual audited consolidated financial statements of IAMGOLD for the year ended December 31, 2007;

(v)	the unaudited interim consolidated financial statements of IAMGOLD for the nine months ended September 30, 2008;

(vi)	the management discussion and analysis of IAMGOLD for the year ended December 31, 2007;

(vii)	the management discussion and analysis of IAMGOLD for the nine months ended September 30, 2008;

(viii)	all material change reports filed by IAMGOLD on SEDAR after December 31, 2007; and

(ix)	all press releases filed by IAMGOLD on SEDAR after December 31, 2007;

(uu)	“IAMGOLD Disclosure Letter” means the letter dated the date hereof delivered by IAMGOLD to Orezone in the form accepted by Orezone;

(vv)	“IAMGOLD Replacement Options” has the meaning ascribed to such term in subsection 3.2(d) hereof;

(ww)	“IAMGOLD Shares” means the common shares which IAMGOLD is authorized to issue as presently constituted;

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(xx)	“IAMGOLD Subsidiaries” means the subsidiaries of IAMGOLD which are set out in schedule B attached hereto and “IAMGOLD Subsidiary” refers to any one of them;

(yy)	“IFRS” means International Financial Reporting Standards;

(zz)
“Indemnified Liability” means a liability or obligation accruing or becoming payable by Orezone, Essakane (BVI) Limited, Orezone Essakane (BVI) Limited, Gold Fields Burkina Faso s.a.r.l., Essakane s.a.r.l. or Essakane S.A. which was incurred or accrued prior to the Effective Time and that relates principally to a project or a property interest (including the operations or activities in connection therewith) of Orezone or the Orezone Subsidiaries (prior to the Effective Time) other than the Essakane Property, but provided that any such liability or obligation disclosed in the Orezone Disclosure Letter or which relates to an Essakane Contract or that relates to operations or activities on the Essakane Property prior to the Effective Time shall not be an Indemnified Liability;

(aaa)
“Indemnified Taxes” means (i) the amount of any Tax which is payable to any Governmental Entity by Orezone, New Orezone or any of the Orezone Subsidiaries, as the case may be, in respect of the Orezone Inc. Transfer or the settlement of the OEL Debt as described in section 4.6 hereof, provided that Orezone, New Orezone and each of the Orezone Subsidiaries, as the case may be, shall have claimed all tax deductions and credits available immediately before the Effective Date, and (ii) the amount of any Taxes assessed or reassessed by any Governmental Entity against Orezone, New Orezone or any of the Orezone Subsidiaries, as the case may be, for any period ending at or before the Effective Time;

(bbb)	“Indemnity Notice” has the meaning ascribed to such term in section 8.4 hereof;

(ccc)
"Inter-Company Accounts" means the inter-company accounts and loans (including but not limited to the receivable and payable accounts and all shareholder loans) of each of Orezone and the Essakane Subsidiaries with or to each of New Orezone and the Non-Essakane Subsidiaries;

(ddd)
“Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Orezone Meeting, as such order may be amended, supplemented or varied by the Court;

(eee)	“Kossa Gold Rights Agreement” has the meaning ascribed to such term in section 8.2 of this Agreement;

(fff)
“Kossa Permit” means the exploration permit issued on October 26, 2007 to Orezone (BVI) Inc. as ARRETE N° 00155/MME/DM relating to the mineral exploration and development area located in the Tillabéri Province of the Republic of Niger;

(ggg)	“Lock-up Agreements” means the lock-up agreements dated the date hereof and made between IAMGOLD and the Locked-up Shareholders;

(hhh)	“Locked-up Shareholders” means all of the directors and officers of Orezone listed in schedule E attached hereto and the Debentureholder;

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(iii)
“Losses”, in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including all interest, penalties, amounts paid in settlement and reasonable out-of-pocket legal and other professional fees and disbursements) arising directly or indirectly as a consequence of such matter less in all cases any insurance and/or tax benefits received or receivable in respect thereof;

(jjj)
“Material Adverse Change” means, in respect of IAMGOLD and the IAMGOLD Subsidiaries, New Orezone, Orezone and the Orezone Subsidiaries, or the Essakane Property, any one or more changes, events or occurrences, and “Material Adverse Effect” means, in respect of IAMGOLD and the IAMGOLD Subsidiaries, New Orezone, Orezone and the Orezone Subsidiaries or the Essakane Property, any state of facts, which, in either case, either individually or in the aggregate, are, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, prospects, properties, assets, liabilities or financial condition of IAMGOLD and the IAMGOLD Subsidiaries on a consolidated basis, or of New Orezone, or of Orezone and the Orezone Subsidiaries on a consolidated basis, or the Essakane Property or the right to explore, develop or exploit the Essakane Property, respectively, other than any change, effect, event or occurrence (i) relating to the global economy or securities markets in general, (ii) affecting the worldwide mining industry in general and which does not have a materially disproportionate effect on New Orezone or on IAMGOLD and the IAMGOLD Subsidiaries on a consolidated basis, or on Orezone, New Orezone, and the Orezone Subsidiaries on a consolidated basis, or the Essakane Property, respectively, (iii) resulting from changes in the price of gold, (iv) relating to the rate at which Canadian dollars can be exchanged for United States dollars or vice versa, or (v) a change in the trading price of the IAMGOLD Shares or the Orezone Shares following and reasonably attributable to the disclosure of the Arrangement and the other transactions contemplated herein;

(kkk)	“Material Fact” has the meaning ascribed to such term in the Securities Act (Ontario), as amended;

(lll)	“MergeCo” has the meaning ascribed to such term in subsection 4.5(h) hereof;

(mmm)	“Misrepresentation” has the meaning ascribed thereto in the Securities Act (Ontario), as amended;

(nnn)	“New Orezone” means 7086130 Canada Inc., a corporation existing under the laws of Canada;

(ooo)
“New Orezone Cash Contribution” means the contribution by Orezone to New Orezone from the proceeds of the Private Placement of an amount equal to $10,000,000 less the amount (if such amount is positive) equal to the sum of (a) the amount paid to settle any New Orezone liabilities created subsequent to the date hereof until the Effective Date (if such amount is positive) and (b) the consolidated cash balance of New Orezone and the Non-Essakane Subsidiaries at the Effective Date, provided that the amount of such contribution shall not exceed $10,000,000;

(ppp)	“New Orezone Shares” means the common shares which New Orezone is authorized to issue as presently constituted;

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(qqq)	“Non-Essakane Subsidiaries” means Orezone Inc., Channel Mining (Barbados) Inc., Burkina Resources Inc., Niger Resources Inc., Brighton Energy Limited, Orezone Inc. s.a.r.l. and Orezone Mali s.a.r.l.;

(rrr)
”Non-Essakane Working Capital” means (a) the amount of the consolidated current assets of New Orezone and the Non-Essakane Subsidiaries, less (b) the amount of the consolidated current liabilities of New Orezone and the Non-Essakane Subsidiaries, in the case of each of (a) and (b) excluding Inter-Company Accounts;

(sss)	“NYSE” means the New York Stock Exchange, Inc.;

(ttt)	“OEL Debt” has the meaning ascribed to such term in subsection 4.4(a) hereof;

(uuu)	“OINC Debt” has the meaning ascribed to such term in subsection 4.4(a) hereof;

(vvv)	“Orezone” means Orezone Resources Inc., a corporation existing under the laws of Canada;

(www)
“Orezone Assets” means all of the outstanding shares of Essakane (BVI) Limited, all of the outstanding shares of Orezone Essakane (BVI) Limited, all of the outstanding shares of Gold Fields Burkina Faso s.a.r.l., all of the outstanding shares of Essakane s.a.r.l. and 90% of the outstanding shares of Essakane S.A.;

(xxx)	“Orezone Board” means the board of directors of Orezone;

(yyy)
“Orezone Convertible Securities” means, other than the Orezone Options and the Convertible Debenture, the outstanding warrants, including the Orezone Warrants, convertible securities and other rights to acquire Orezone Shares as listed in the Orezone Disclosure Letter;

(zzz)	“Orezone Disclosure Documents” means:

(i)	the annual information form of Orezone for the year ended December 31, 2007;

(ii)	the management information circular of Orezone dated April 24, 2008;

(iii)	the annual audited consolidated financial statements of Orezone for the year ended December 31, 2007 and December 31, 2006;

(iv)	the unaudited interim consolidated financial statements of Orezone for the three and nine months ended September 30, 2008;

(v)	the management discussion and analysis of Orezone for the year ended December 31, 2007, and the three and nine months ended September 30, 2008;

(vi)	all material change reports filed by Orezone on SEDAR after December 31, 2007; and

(vii)	all press releases filed by Orezone on SEDAR after December 31, 2007;

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(aaaa)	“Orezone Disclosure Letter” means the letter dated the date hereof delivered by Orezone to IAMGOLD in the form accepted by IAMGOLD;

(bbbb)	“Orezone Inc. Transfer” has the meaning ascribed to such term in subsection 4.4(a) hereof;

(cccc)
“Orezone Information Circular” means the management information circular (including all appendices attached thereto), notice of meeting and proxy form to be sent by Orezone to Orezone Shareholders soliciting the approval of the Arrangement Resolution;

(dddd)
“Orezone Meeting” means the special meeting of Orezone Shareholders, including any adjournment or adjournments or postponement or postponements thereof, to be held for the purposes of obtaining approval by Orezone Shareholders of the Arrangement Resolution;

(eeee)
“Orezone 1997 Options” means the outstanding options to acquire Orezone Shares listed in the Orezone Disclosure Letter and which have been issued pursuant to the stock option plan of Orezone as approved by the Orezone Board and by the Orezone Shareholders in 1997;

(ffff)
“Orezone 2008 Options” means the outstanding options to acquire Orezone Shares listed in the Orezone Disclosure Letter and which have been issued pursuant to the stock option plan of Orezone as approved by the Orezone Board on April 24, 2008 and by the Orezone Shareholders on May 29, 2008;

(gggg)	“Orezone Options” mean the Orezone 1997 Options and the Orezone 2008 Options collectively;

(hhhh)	“Orezone Shareholder Approval” shall have the meaning ascribed to such term in subsection 2.3(b) hereof;

(iiii)	“Orezone Shareholders” means holders of Orezone Shares;

(jjjj)	“Orezone Shares” means the common shares which Orezone is authorized to issue as presently constituted;

(kkkk)
“Orezone Stock Option Plans” means (i) the stock option plan of Orezone as approved by the Orezone Board and by the Orezone Shareholders in 1997 and, (ii) the stock option plan of Orezone as approved by the Orezone Board on April 24, 2008 and by the Orezone Shareholders on May 29, 2008;

(llll)
“Orezone Subsidiaries” means the subsidiaries of Orezone, excluding New Orezone following the Effective Time, which are set out in schedule C attached hereto and “Orezone Subsidiary” refers to any one of them;

(mmmmm)	“Orezone Warrants” means the warrants to purchase up to 2,000,000 Orezone Shares issued by Orezone to Standard Bank plc under the warrant agreement dated August 29, 2008;

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(nnnn)	“Party” means any one of IAMGOLD, Orezone and New Orezone, and “Parties” means more than one of them as the context requires;

(oooo)	“PCMLTFA” has the meaning ascribed thereto in subsection 9.2(n) hereof;

(pppp)	“Permitted Royalty Discussions” means the discussions relating to a potential granting of a royalty in respect of the Essakane Property disclosed to IAMGOLD in the Orezone Disclosure Letter;

(qqqq)
“Person” means any individual, corporation, firm, partnership (including, without limitation, a limited partnership), sole proprietorship, syndicate, joint venture, trustee, trust, any unincorporated organization or association, any government or instrumentality thereof and any tribunal;

(rrrr)	“Plan” or “Plan of Arrangement” means the plan of arrangement to be substantially in the form and content of schedule A attached hereto as amended or varied pursuant to the terms hereof and thereof;

(ssss)	“Pre-Acquisition Reorganization” has the meaning ascribed to such term in subsection 4.4(c) hereof;

(tttt)	“Private Placement” has the meaning ascribed to such term in section 9.1 hereof;

(uuuu)	“Records and Data” means all books, contracts, documents, technical information and data (in paper or electronic form), maps, surveys, drill core samples and assays owned by Orezone;

(vvvv)	“Revised Termination Deadline” has the meaning ascribed to such term in section 7.2 hereof;

(wwww)	“SEC” means the United States Securities and Exchange Commission;

(xxxx)	“Securities Authority” means the appropriate securities commissions or similar regulatory authorities in the United States (including the SEC) and in each of the provinces of Canada;

(yyyy)
“SEDAR” means the System for Electronic Document Analysis and Retrieval described in National Instrument 13-101 of the Canadian Securities Administrators and available for public view at www.sedar.com;

(zzzz)	“Subscription Closing Date” means the date on which the closing of the Private Placement shall occur at the offices of counsel to Orezone in Toronto, Ontario;

(aaaaa)	“Subscription Price” has the meaning ascribed to such term in section 9.1 hereof;

(bbbbb)	“Subscription Shares” has the meaning ascribed to such term in section 9.1 hereof;

(ccccc)
“Subsidiary” means, with respect to a specified body corporate, any body corporate of which the specified body corporate is entitled to elect a majority of the directors thereof and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to such a body corporate, excluding any body corporate in respect of which such direction or control is not exercised by the specified body corporate as a result of any existing contract, agreement or commitment;

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(ddddd)	“Special Resolution” has the meaning ascribed to such term in the CBCA;

(eeeee)
“Superior Proposal” means any bona fide written Acquisition Proposal, other than the Arrangement, that the Orezone Board determines in good faith (based upon the oral or written advice of the Financial Advisor and after consultation with outside legal counsel) (i) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the Person making such proposal, (ii) is not subject to a due diligence condition, (iii) is made to all Orezone Shareholders in compliance with Applicable Securities Laws, (iv) is not conditional on obtaining financing, and (v) would, if completed in accordance with its terms, result in a transaction more favourable to Orezone Shareholders, from a financial point of view, than the Arrangement;

(fffff)	“Superior Proposal Notice” has the meaning ascribed to such term in subsection 4.3(a) hereof;

(ggggg)
“Tax” and “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes and charges, sales taxes, use taxes, ad valorem taxes, value added taxes, subsoil use or extraction taxes and ownership fees, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, licence taxes, withholding taxes, health taxes, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security, workers’ compensation, employment insurance or compensation taxes, mandatory pension and other social fund taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, harmonized sales tax, customs duties or other taxes, fees, imports, assessments or charges or any kind whatsoever, and any instalments in respect thereof, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing;

(hhhhh)	“Tax Act” means the Income Tax Act (Canada), as amended and the regulations thereunder, as amended;

(iiiii)
“Tax Return” means any return, election, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

(jjjjj)	“Termination Deadline” means April 15, 2009 or such other date as the Parties hereto may otherwise agree upon in writing;

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(kkkkk)	“Termination Fee” has the meaning ascribed to such term in section 7.3 hereof;

(lllll)	“Transition Period” has the meaning ascribed to such term in section 6.1 hereof;

(mmmmm)
“Treasury Regulation” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended, modified or supplemented from time to time (or any corresponding provisions of succeeding regulations);

(nnnnn)	“TSX” means the Toronto Stock Exchange;

(ooooo)
“United States Securities Laws” means the 1933 Act, the 1934 Act, together with the applicable blue sky or securities legislation in the states of the United States, and the published rules and policies of the NYSE and Alternext;

(ppppp)	“1933 Act” means the Securities Act of 1933, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder;

(qqqqq)	“1934 Act” means the Securities Exchange Act of 1934, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder; and

(rrrrr)	“1940 Act” means the Investment Company Act of 1940, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder.

In addition, words and terms used but not defined herein that are defined in the CBCA shall have the same meaning herein as in the CBCA unless the context otherwise requires.

Number and Gender

1.2	In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders and neuter.

Interpretation Not Affected by Headings

1.3	The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The terms “this Agreement”, “hereof’, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and the schedules attached hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto. The word “including”, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope.

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Date of Any Action

1.4
If the date on which any action is required to be taken hereunder by any Party hereto is not a business day in the place where the action is required to be taken, that action will be required to be taken on the next succeeding day which is a business day in that place.

References to Statutes

1.5
A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and every statute or regulation that supplements or supersedes such statute or regulations.

References to Persons

1.6	A reference to a Person includes any successor to that Person.

Accounting Matters

1.7
Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributed thereto under Canadian GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with Canadian GAAP.

Knowledge

1.8	Each reference herein to the knowledge of a Party hereto means, unless otherwise specified, the actual knowledge of the officers and directors of such Party hereto.

Schedules

1.9	The following are the schedules attached to and incorporated in this Agreement by reference and deemed to be part hereof:

Schedule A	-	Plan of Arrangement under Section 192 of the Business Corporations Act (Canada)
Schedule B	-	IAMGOLD Subsidiaries
Schedule C	-	Orezone Subsidiaries
Schedule D	-	Essakane Property and Essakane Contracts
Schedule E		Directors and Officers of Orezone

ARTICLE 2

THE ARRANGEMENT

Plan of Arrangement

2.1	The Parties hereto agree to effect the Arrangement under the CBCA pursuant to the terms and conditions set out in this Agreement and the Plan of Arrangement.

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Effective Date

2.2	The Arrangement shall become effective at the Effective Time on the Effective Date.

Interim Order

2.3
As soon as is reasonably practicable after the date of execution of this Agreement, Orezone and New Orezone shall file, proceed with and diligently prosecute an application to the Court for the Interim Order which shall request that the Interim Order provide:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and for the Orezone Meeting and for the manner in which such notice is to be provided;

(b)
that the only requisite approval required for the Arrangement Resolution shall be 66 2/3% of the votes cast, in person or by proxy, on the Arrangement Resolution by Orezone Shareholders at the Orezone Meeting (the “Orezone Shareholder Approval”);

(c)	for the grant of Dissent Rights as contemplated in the Plan of Arrangement;

(d)
that, in all other respects, the terms, restrictions and conditions of the articles and by-laws of Orezone, including the quorum requirement and other matters, shall apply in respect of the Orezone Meeting;

(e)	for notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	that the Orezone Meeting may be adjourned or postponed from time to time by Orezone without the need for any additional approval of the Court; and

(g)	that the record date for Orezone Shareholders entitled to notice of, and to vote at, the Orezone Meeting will not change in respect of any adjournment of the Orezone Meeting.

Final Order

2.4
Subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, Orezone shall forthwith take all actions necessary or desirable to submit the Arrangement to the Court and to apply to the Court for the Final Order in form and substance satisfactory to IAMGOLD, acting reasonably.  The notice of motion for the approval of the Final Order shall be included in the Orezone Information Circular.

Arrangement

2.5	The Arrangement shall be completed on the terms and subject to the conditions contained in this Agreement and in the Plan of Arrangement.

Closing

2.6
Unless this Agreement is terminated pursuant to the provisions hereof, IAMGOLD, Orezone and New Orezone shall meet at the offices of Fraser Milner Casgrain LLP, Suite 3900, 1 First Canadian Place, 100 King Street West, Toronto, Ontario at 8:00 a.m., Toronto time, on the Closing Date or at such other time or on such other date as they may mutually agree upon and each of them shall deliver to the other Parties hereto:

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(a)
the documents required or contemplated to be delivered by it hereunder in order to complete, or necessary or reasonably requested to be delivered by it by one of the other Parties hereto in order to effect, the Arrangement and the other transactions contemplated herein, excluding the Private Placement, provided that each such document required to be dated the Effective Date shall be dated as of, or become effective on, the Effective Date and shall be held in escrow to be released upon the Arrangement becoming effective; and

(b)	written confirmation as to the satisfaction or waiver of all of the conditions in its favour contained in Article 5 hereof.

Articles of Arrangement

2.7
Subject to the rights of termination contained in Article 7 hereof, upon the Orezone Shareholders approving the Arrangement in accordance with the Interim Order, Orezone and New Orezone obtaining the Final Order and the other conditions contained in Article 5 hereof being complied with or waived, Orezone and New Orezone shall on the Effective Date jointly file the Articles of Arrangement, in duplicate, with the Director together with such other documents as may be required in order to effect the Arrangement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Representations and Warranties of IAMGOLD

3.1
Each of the representations and warranties of IAMGOLD set forth in this section 3.1 is qualified and made subject to the disclosures made in the IAMGOLD Disclosure Letter.  IAMGOLD hereby represents and warrants to Orezone and New Orezone as of the date hereof and acknowledges that Orezone and New Orezone are relying upon these representations and warranties in connection with the Arrangement and the other transactions contemplated herein and in entering into this Agreement:

(a)
Organization.  IAMGOLD has been incorporated, is validly subsisting and has full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted.  IAMGOLD is registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on IAMGOLD.

(b)
Authority.  IAMGOLD has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by IAMGOLD as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments.  The execution and delivery of this Agreement by IAMGOLD and the completion by IAMGOLD of the transactions contemplated by this Agreement have been authorized by the IAMGOLD Board and no other corporate proceedings on the part of IAMGOLD are necessary to authorize this Agreement or to complete the transactions contemplated hereby.  This Agreement has been executed and delivered by IAMGOLD and constitutes a legal, valid and binding obligation of IAMGOLD, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity.

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(c)
Capitalization.  IAMGOLD is authorized to issue an unlimited number of IAMGOLD Shares, an unlimited number of first preference shares, issuable in series and an unlimited number of second preference shares, issuable in series.  As of December 10, 2008, there were (i) 295,659,845 IAMGOLD Shares outstanding; (ii) an aggregate of 6,645,429 IAMGOLD Shares reserved for issue pursuant to outstanding options, warrants, convertible securities and other rights to acquire IAMGOLD Shares; and (iii) nil first preference shares or second preference shares.  All outstanding IAMGOLD Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights.

(d)	Listing. The outstanding IAMGOLD Shares are listed on the TSX, the NYSE and the BSE.

(e)
Disclosure Filings.  IAMGOLD (i) is a reporting issuer in all of the provinces and territories of Canada and the IAMGOLD Shares are registered under Section 12 of the 1934 Act, (ii) is not subject to any cease trade order under Applicable Securities Laws and (iii) is current with all material filings required to be made under Applicable Securities Laws and has filed or furnished all reports or other documents required to be filed or furnished under the 1933 Act and the 1934 Act.

(f)
IAMGOLD Disclosure Documents.  The information and statements contained in the IAMGOLD Disclosure Documents at the respective dates of such information and statements (i) did not contain a Misrepresentation and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (ii) complied, in all material respects, with Applicable Securities Laws, except where such non-compliance has not had, and would not reasonably be expected to have, a Material Adverse Effect on IAMGOLD.  IAMGOLD has not filed any confidential material change or other report or other document with any Securities Authority or stock exchange which at the date hereof remains confidential.

(g)
Absence of Certain Changes or Events.  Other than as disclosed in the IAMGOLD Disclosure Documents, since December 31, 2007, through to the date hereof, there has not occurred a Material Adverse Change with respect to IAMGOLD.

(h)
Financial Statements.  The financial statements of IAMGOLD forming part of the IAMGOLD Disclosure Documents have been prepared in accordance with Canadian GAAP consistently applied and fairly present in all material respects the consolidated financial condition of IAMGOLD at the respective dates indicated therein and the results of operations of IAMGOLD for the periods covered therein on a consolidated basis.

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(i)
No Conflict or Violation.  Subject to receipt of the approvals set out in subsection 3.1(m) hereof, the execution and delivery of this Agreement and the completion of the Arrangement do not, and will not, result in a violation, contravention or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of :

(i)	the articles or by-laws of IAMGOLD;

(ii)	any Applicable Law; or

(iii)	any contract, agreement, license or permit to which IAMGOLD is bound or is subject to or of which IAMGOLD is the beneficiary;

which would, individually or in the aggregate, have a Material Adverse Effect on IAMGOLD.

(j)
Compliance with Laws.  IAMGOLD has complied with all Applicable Laws, orders, judgments and decrees other than any non-compliance which would, individually or in the aggregate, not have a Material Adverse Effect on IAMGOLD.

(k)
Litigation.  There are no actions, suits, proceedings or investigations commenced or threatened, or to the knowledge of IAMGOLD, contemplated, against or affecting IAMGOLD which involve the possibility of any judgment or liability which could be reasonably expected to have a Material Adverse Effect on IAMGOLD.

(l)
No Insolvency.  Neither IAMGOLD nor any of the IAMGOLD Subsidiaries is insolvent within the meaning of applicable bankruptcy, insolvency or fraudulent conveyance laws.  No act or proceeding has been taken by or against IAMGOLD or any of the IAMGOLD Subsidiaries in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of IAMGOLD or any of the IAMGOLD Subsidiaries or the appointment of a trustee, receiver, manager or other administrator of IAMGOLD or any of the IAMGOLD Subsidiaries or any of their respective properties or assets.

(m)
Consents.  No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by IAMGOLD in connection with the execution and delivery of this Agreement or the consummation by IAMGOLD of the Arrangement other than:

(i)	any approvals required by the Interim Order;

(ii)
the approval of the TSX, the NYSE and the BSE to list the IAMGOLD Shares issuable to Orezone Shareholders pursuant to the Plan of Arrangement or issuable upon the exercise or conversion of Orezone Convertible Securities, Orezone Options or the Convertible Debenture (or other IAMGOLD securities issued in exchange therefor) and any filings or approvals required under the CBCA or under Applicable Securities Laws;

(iii)	any approvals required by the Final Order;

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(iv)	compliance with, and any approval required by, the Competition Act; and

(v)
any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, individually or in the aggregate, would not, and either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on IAMGOLD or a material impact on the ability of IAMGOLD to complete the Arrangement and other transactions contemplated herein.

(n)	IAMGOLD Shares. The IAMGOLD Shares to be issued to Orezone Shareholders pursuant to the Plan of Arrangement will, upon issue, be issued as fully paid and non-assessable shares of IAMGOLD.

(o)	Orezone Shares. IAMGOLD owns, directly or indirectly, or exercises control or direction over nil Orezone Shares.

(p)	Residency. IAMGOLD is not a non-resident of Canada for the purposes of the Tax Act.

(q)	Place of Principal Offices. The principal offices of IAMGOLD are not located within the United States.

(r)	Foreign Private Issuer. As of the date hereof, IAMGOLD is a “foreign private issuer” within the meaning of Rule 405 under the 1933 Act.

(s)	Investment Company. To the knowledge of IAMGOLD, IAMGOLD is not an “investment company”, as defined under the 1940 Act.

(t)
Shareholder Approval.  No vote or approval of the holders of IAMGOLD Shares or the holder of any other securities of IAMGOLD is necessary to approve this Agreement, the Arrangement or the other transactions contemplated herein.

Representations and Warranties of Orezone and New Orezone

3.2           Each of the representations and warranties of Orezone and New Orezone set forth in this section 3.2 is qualified and made subject to the disclosures made in the Orezone Disclosure Letter.  Orezone and New Orezone hereby jointly and severally represent and warrant to IAMGOLD as follows as of the date hereof and acknowledge that IAMGOLD is relying upon such representations and warranties in connection with the Arrangement and the other transactions contemplated herein and in entering into this Agreement:

(a)
Organization of Orezone.  Each of Orezone, New Orezone and the Orezone Subsidiaries has been incorporated, is subsisting and has full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted.  Each of Orezone, New Orezone and the Orezone Subsidiaries is registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on Orezone or on the Essakane Property.  All of the outstanding shares of New Orezone and the Orezone Subsidiaries, other than Essakane S.A. are owned, directly or indirectly, by Orezone.  All of the outstanding shares of Orezone Inc. are owned by Orezone.  All of the outstanding shares of Essakane (BVI) Limited are owned by Orezone Inc.  All of the outstanding shares of Orezone Essakane (BVI) Limited and Essakane s.a.r.l. are owned by Essakane (BVI) Limited.  All of the outstanding shares of Essakane S.A. are owned as to 90% by Orezone Essakane (BVI) Limited and as to 10% by the Government of Burkina Faso.  All of the outstanding shares of Gold Fields Burkina Faso s.a.r.l. are owned by Orezone Essakane (BVI) Limited.  Except pursuant to restrictions on transfer contained in the articles or by-laws (or their equivalent) of New Orezone or the Orezone Subsidiaries, the outstanding shares of New Orezone and the Orezone Subsidiaries are owned by Orezone free and clear of any Encumbrance and all such outstanding shares are outstanding as fully paid and non-assessable shares.  Except pursuant to this Agreement and the transactions contemplated hereby, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of, or interest in, New Orezone or the Orezone Subsidiaries from Orezone.

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(b)
Authority.  Each of Orezone and New Orezone has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Orezone and New Orezone as contemplated by this Agreement, and to perform its respective obligations hereunder and under such other agreements and instruments.  The execution and delivery of this Agreement by each of Orezone and New Orezone and the completion by each of Orezone and New Orezone of the transactions contemplated by this Agreement have been authorized by the directors of each of Orezone and New Orezone and no other corporate proceedings on the part of Orezone or New Orezone are necessary to authorize this Agreement or to complete the transactions contemplated hereby.  This Agreement has been executed and delivered by each of Orezone and New Orezone and constitutes a legal, valid and binding obligation of each of Orezone and New Orezone, enforceable against each in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity.

(c)
Capitalization.  Orezone is authorized to issue an unlimited number of Orezone Shares.  As of the date of this Agreement, there were (i) 357,840,938 Orezone Shares outstanding, (ii) Orezone Options to acquire an aggregate of 6,973,200 Orezone Shares outstanding, and (iii) 37,327,252 Orezone Shares reserved for issue under the outstanding Orezone Convertible Securities and Convertible Debenture.  All outstanding Orezone Shares have been authorized and are issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights.  Orezone does not have a shareholder rights plan.  New Orezone is authorized to issue an unlimited number of New Orezone Shares.  As of the date of this Agreement (i) there was one New Orezone Share outstanding, and (ii) there were no New Orezone Shares reserved for issue pursuant to any convertible securities of New Orezone or any other rights to acquire New Orezone Shares.  All outstanding New Orezone Shares have been authorized and are issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights.

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(d)
Options to Purchase Shares.  Except as disclosed in the Orezone Disclosure Letter or as contemplated in this Agreement, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Orezone or the Orezone Subsidiaries to issue or sell any shares of Orezone or the Orezone Subsidiaries or any securities or obligations of any kind convertible into or exchangeable or exercisable for any shares of Orezone or the Orezone Subsidiaries.  As of the date hereof, there are no outstanding bonds, debentures or other evidences of indebtedness of Orezone or the Orezone Subsidiaries having the right to vote with the Orezone Shareholders on any matter.  There are no outstanding contractual obligations of Orezone or the Orezone Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Orezone Shares or with respect to the voting or disposition of any outstanding Orezone Shares.  On the Effective Date:

(i)
Each Orezone 1997 Option outstanding immediately prior to the Effective Time, whether vested or not, will be exchanged for a fully-vested option granted by IAMGOLD (each an “IAMGOLD Replacement Option” and collectively the “IAMGOLD Replacement Options”) to acquire the number of IAMGOLD Shares equal to the product of (A) the number of Orezone Shares subject to the Orezone 1997 Option immediately before the Effective Time and (B) the Exchange Ratio, and the exercise price per IAMGOLD Share subject to any IAMGOLD Replacement Option shall be equal to the quotient of (A) the exercise price per Orezone Share subject to such Orezone 1997 Option immediately before the Effective Time divided by (B) the Exchange Ratio.  Except as set out above, the terms of each IAMGOLD Replacement Option will be the same as the Orezone 1997 Option exchanged therefor.

(ii)
Each Orezone 2008 Option outstanding immediately prior to the Effective Time, whether vested or not, will remain outstanding in accordance with its terms which provide that such Orezone 2008 Option may be exercised by the holder thereof at any time up to and including (but not after) the date that is 30 days after the Effective Time and will entitle the holder thereof to receive, upon exercise in accordance with the terms thereof, in lieu of the number of Orezone Shares otherwise issuable upon exercise thereof, the number of IAMGOLD Shares and New Orezone Shares which the holder would have been entitled to receive as a result of the Arrangement and the other transactions contemplated herein if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Orezone Shares to which such holder was entitled upon such exercise.

(iii)
The Orezone Warrants, if outstanding immediately prior to the Effective Time, will remain outstanding in accordance with their terms and will entitle the holder thereof to receive, upon exercise in accordance with the terms thereof, in lieu of the number of Orezone Shares otherwise issuable upon exercise thereof, the number of IAMGOLD Shares and New Orezone Shares which the holder would have been entitled to receive as a result of the Arrangement and the other transactions contemplated herein if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Orezone Shares to which such holder was entitled upon such exercise.

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(iv)	The Convertible Debenture, if outstanding immediately prior to the Effective Time, will be terminated in accordance with the terms of the Convertible Debenture Waiver Agreement.

(e)	Listing. The outstanding Orezone Shares are listed on the TSX and Alternext.

(f)
Disclosure Filings.  Orezone (i) is a reporting issuer in all of the provinces and territories of Canada and the Orezone Shares are registered under Section 12 of the 1934 Act, (ii) is not subject to any cease trade order under Applicable Securities Laws and (iii) is current with all material filings required to be made under Applicable Securities Laws and has filed or furnished all reports or other documents required to be filed or furnished under the 1933 Act and the 1934 Act.

(g)
Orezone Disclosure Documents.  The information and statements contained in the Orezone Disclosure Documents at the respective dates of such information and statements (i) did not contain a Misrepresentation and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (ii) complied, in all material respects, with Applicable Securities Laws, except where such non-compliance has not had, and would not reasonably be expected to have, a Material Adverse Effect on Orezone.  Orezone has not filed any confidential material change, confidential treatment requests or other report or other document with any Securities Authority or stock exchange which at the date hereof remains confidential.  None of the Orezone Subsidiaries is required to file any reports or other documents with any of the Securities Authorities, the TSX or the Alternext.

(h)	Absence of Certain Changes or Events. Since December 31, 2007:

(i)	each of Orezone, New Orezone and the Orezone Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	Orezone, on a consolidated basis, has not incurred or suffered a Material Adverse Change;

(iii)	there has not been any acquisition or sale by Orezone of any interest in any of the Orezone Subsidiaries or any material property or assets;

(iv)
there has not been any incurrence, assumption or guarantee by Orezone, New Orezone or the Orezone Subsidiaries of any debt for borrowed money, any creation or assumption by Orezone, New Orezone or any of the Orezone Subsidiaries of any Encumbrance, any making by Orezone, New Orezone or any of the Orezone Subsidiaries of any loan, advance or capital contribution to or investment in any other Person;

25 ..

(v)	Orezone has not effected any material change in its accounting methods, principles or practices;

(vi)	Orezone has not declared or paid any dividends or made any other distributions on any of the Orezone Shares;

(vii)	Orezone has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Orezone Shares;

(viii)
other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by Orezone, New Orezone or any of the Orezone Subsidiaries to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of Orezone Options pursuant to the Orezone Stock Option Plans) to, for or with any of such directors, officers, employees or consultants; and

(ix)
none of Orezone, New Orezone or the Orezone Subsidiaries has adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan.

(i)
Financial Statements.  The financial statements of Orezone forming part of the Orezone Disclosure Documents have been prepared in accordance with Canadian GAAP consistently applied and fairly present in all material respects the consolidated financial condition of Orezone at the respective dates indicated therein and the results of operations of Orezone for the periods covered therein on a consolidated basis.  Orezone does not have any liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, not reflected in the unaudited consolidated financial statements of Orezone for the period ended September 30, 2008, except liabilities and obligations incurred in the ordinary and regular course of business or which liabilities or obligations do not in the aggregate exceed $500,000.  There are reasonable grounds for believing that (i) Orezone is able to pay its liabilities as they become due and (ii) the realizable value of the property and assets of Orezone are not less than the aggregate of the liabilities thereof and the stated capital of all classes of shares thereof.

(j)
No Conflict or Violation.  Subject to receipt of the approvals set out in subsection 3.2(z) hereof, the execution and delivery of this Agreement and the completion of the Arrangement and the other transactions contemplated herein do not and will not:

(i)	result in a violation, contravention or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

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A.	the articles or by-laws of Orezone, New Orezone or any of the Orezone Subsidiaries,

B.	any Applicable Law, or

C.
any contract, agreement, license or permit to which Orezone, New Orezone or any of the Orezone Subsidiaries is bound or is subject to or of which Orezone, New Orezone or any of the Orezone Subsidiaries is the beneficiary, including, without limitation, any Essakane Contract;

that would, individually or in the aggregate, have a Material Adverse Effect on Orezone on a consolidated basis,

(ii)
give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness owing by Orezone, New Orezone or any of the Orezone Subsidiaries to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on Orezone;

(iii)
result in the imposition of any Encumbrance upon any of the property or assets of Orezone, New Orezone or any of the Orezone Subsidiaries or restrict, hinder, impair or limit the ability of Orezone, New Orezone or any of the Orezone Subsidiaries to conduct the business of Orezone, New Orezone or the Orezone Subsidiaries as and where it is now being conducted which would, individually or in the aggregate, have a Material Adverse Effect on Orezone; or

(iv)
result in any material, individually or in the aggregate, payment (including severance, unemployment compensation, “golden parachute”, bonus or otherwise) becoming due to any director, officer or employee of Orezone, New Orezone or any of the Orezone Subsidiaries or increase any benefits otherwise payable under any pension or benefits plan of Orezone, New Orezone or any of the Orezone Subsidiaries or result in the acceleration of the time of payment or vesting of any such benefits.

(k)
No Contracts or Commitments.  There are no agreements, covenants, undertakings or other commitments of or on behalf of Orezone, New Orezone or any of the Orezone Subsidiaries under which the completion of the Arrangement or other transactions contemplated herein would:

(i)	have the effect of imposing restrictions or obligations on Orezone, New Orezone of any of the Orezone Subsidiaries;

(ii)
give a third party a right to terminate any permit with respect to the Essakane Property or a right to terminate any Essakane Contract to which Orezone or any of the Orezone Subsidiaries is a party or to which any agent or consultant acting on behalf of any of the foregoing, is a party; or

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(iii)	impose restrictions on the ability of Orezone or any of the Orezone Subsidiaries to pay any dividends or make other distributions to its shareholders.

(l)
No Brokers.  Neither Orezone nor New Orezone has agreed to pay any brokerage fees, finder’s fees, financial advisory fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or the Arrangement or the other transactions contemplated herein.

(m)
Compliance with Laws.  Each of Orezone, New Orezone and the Orezone Subsidiaries has complied with all Applicable Laws, orders, judgments and decrees other than any non-compliance which would, individually or in the aggregate, not have a Material Adverse Effect on Orezone.  Without limiting the generality of the foregoing, all outstanding securities of Orezone, New Orezone and each of the Orezone Subsidiaries (including the Orezone Shares, the Orezone Convertible Securities, the Orezone Options, the Convertible Debenture and the New Orezone Shares) have been issued in compliance, in all material respects, with all Applicable Securities Laws and all securities of Orezone or New Orezone to be issued upon exercise of any Orezone Convertible Securities, Orezone Options or the Convertible Debenture will be issued in compliance with all Applicable Securities Laws.

(n)
Litigation.  There are no claims, actions, suits, proceedings or investigations commenced or, to the knowledge of Orezone, threatened or contemplated, against or affecting Orezone, New Orezone or any of the Orezone Subsidiaries or affecting any of their respective properties or assets before any Governmental Entity or before or by any Person or before any arbitrator of any kind which, individually or in the aggregate, would prevent or hinder the consummation of the Arrangement or other transactions contemplated herein or which, individually or in the aggregate, involve the possibility of any judgement or liability which could be reasonably expected to have a Material Adverse Effect on Orezone.  To the knowledge of Orezone, there is no pending or threatened claim against Orezone or any of the Orezone Subsidiaries which affects the Essakane Property.

(o)
No Insolvency.  No act or proceeding has been taken by or against Orezone, New Orezone or any of the Orezone Subsidiaries in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Orezone, New Orezone or any of the Orezone Subsidiaries nor, to the knowledge of Orezone, is any threatened, or the appointment of a trustee, receiver, manager or other administrator of Orezone, New Orezone or any of the Orezone Subsidiaries or any of their respective properties or assets.  None of Orezone, New Orezone or any of the Orezone Subsidiaries has sought protection under the Bankruptcy and Insolvency Act (Canada) or the Company Creditors Arrangement Act (Canada).  None of Orezone, New Orezone nor any of the Orezone Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of Orezone, New Orezone or any of the Orezone Subsidiaries to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would or could materially impede the completion of the Arrangement or other transactions contemplated by this Agreement, except to the extent any such matter would not have a Material Adverse Effect on Orezone.

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(p)
Books and Records.  The corporate records and minute books of each of Orezone, New Orezone and the Orezone Subsidiaries have been maintained in accordance with all Applicable Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy would not have a Material Adverse Effect on Orezone or the Orezone Subsidiaries.  Financial books and records and accounts of each of Orezone, New Orezone and the Orezone Subsidiaries in all material respects (i) have been maintained in accordance with good business practices on a basis consistent with prior years and past practice, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of property or assets of each of Orezone, New Orezone and the Orezone Subsidiaries, and (iii) accurately and fairly reflect the basis for the consolidated financial statements of Orezone.  All of the directors and officers of Orezone are listed in schedule E attached hereto.

(q)	Essakane Property. With respect to the Essakane Property:

(i)
the Essakane Property is accurately described in schedule D attached hereto, there are no mineral claims or other rights comprising the Essakane Property or any portion thereof which are not set out in schedule D attached hereto and each of the permits set out in schedule D hereto are in full force and effect;

(ii)
no Person has any agreement, option, right of first refusal or right, title or interest or right capable of becoming an agreement, option, right of first refusal or right, title or interest, in or to the Essakane Property;

(iii)
either Orezone or Essakane S.A. or Essakane s.a.r.l. has all necessary corporate power to own the Essakane Property and is in compliance with all Applicable Laws and licenses, registrations, permits, consents and qualifications to which the Essakane Property is subject;

(iv)
Essakane S.A. or Essakane s.a.r.l. has a 100% legal and beneficial good, valid and exclusive ownership right, title and interest in and to, and actual and exclusive possession of, the permits relating to the Essakane Property and the Essakane Contracts, free and clear of all Encumbrances, other than the interest of the Government of Burkina Faso as set out in subsection 3.2(a) hereof;

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(v)
neither the Essakane Property nor any minerals or product derived from the Essakane Property are subject to or bound by any royalty, royalty interest or similar payment or interest, whether registered or unregistered, and neither Orezone nor any of the Orezone Subsidiaries has granted any royalty, royalty interest or similar payment or interest in or affecting the Essakane;

(vi)
neither Orezone nor any of the Orezone Subsidiaries has received notice of any breach of any Applicable Law in respect of its conduct on or under the Essakane Property which could have a Material Adverse Effect on the Essakane Property; and

(vii)
either Orezone or Essakane S.A. or Essakane s.a.r.l. owns, possesses or has obtained, and is in compliance with, all necessary licenses, permits, certificates, mining conventions, consents, orders, grants and other qualifications and authorizations necessary to conduct its business on the Essakane Property, including, but not limited to, for the exploration, development and construction of the Essakane Property, except where such non-compliance, either individually or in the aggregate, does not, and will not, have a Material Adverse Effect on Orezone.

(r)
Records and Data.  Orezone has delivered to IAMGOLD, or provided IAMGOLD with access to, all Records and Data and material information in its possession or the possession of the Orezone Subsidiaries or under the control of Orezone or any of the Orezone Subsidiaries relating to the Essakane Property and its mineral potential and relating to access rights to the Essakane Property.

(s)
Essakane Contracts.  The Essakane Contracts are valid and subsisting, in full force and effect unamended, no material default exists in respect thereof on the part of Orezone or any of the Orezone Subsidiaries or, to the knowledge of Orezone, on the part of any of the other parties thereto.  Neither Orezone nor, to the best knowledge of Orezone, after due inquiry, any agent or consultant acting on behalf of Orezone or an Orezone Subsidiary is aware of any intention on the part of any of the other parties thereto to terminate or materially alter any of the Essakane Contracts.  There are no material commitments, contracts, instruments, leases and other agreements, oral or written, entered into by Orezone or any of the Orezone Subsidiaries or by which it or any of them are bound, relating directly or indirectly to the Essakane Property, other than the Essakane Contracts.

(t)
Mineral Reserves and Resources.  The most recent estimated proven and probable mineral reserves and the estimated, measured, indicated and inferred mineral resources of Orezone disclosed in the Orezone Disclosure Documents have been prepared and disclosed in all material respects in accordance with all Applicable Laws.  There has been no material reduction in the aggregate amount of estimated mineral reserves and estimated mineral resources of Orezone and the Orezone Subsidiaries from the amounts disclosed publicly by Orezone.

(u)	Operational Matters. Except as would not have a Material Adverse Effect on Orezone:

(i)
all rentals, payments and obligations (including maintenance for unpatented mining claims), royalties, overriding royalty interests, production payments, net profits, interest burdens and other payments due or payable on or prior to the date hereof under or with respect to the direct or indirect assets of Orezone and the Orezone Subsidiaries have been properly and timely paid;

(ii)
the ore bodies and minerals located in the Essakane Property are under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit Orezone, Essakane S.A. or Essakane s.a.r.l. to explore the minerals relating thereto, all such property, leases or claims and all property, leases or claims in which Orezone or any of the Orezone Subsidiaries has any interest or right have been validly located and recorded in accordance with all Applicable Laws and are valid and subsisting, Orezone, Essakane S.A. or Essakane s.a.r.l. has all necessary surface rights, access rights and other necessary rights and interests relating to the Essakane Property granting Orezone, Essakane S.A. or Essakane s.a.r.l. the right and ability to explore for minerals, ore and metals for development purposes, with only such exceptions as do not materially interfere with the use made by Orezone, Essakane S.A. or Essakane s.a.r.l. of the rights or interests so held and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of Orezone, Essakane S.A. or Essakane s.a.r.l.; and

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(iii)	all exploration and development activities have been undertaken in accordance with good exploration and development practices and in compliance with all Applicable Laws.

(v)	Environmental. Except for any matters that, individually or in the aggregate, would not have a Material Adverse Effect on Orezone:

(i)	all facilities and operations of Orezone and the Orezone Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;

(ii)
the Essakane Property has not been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose, transfer, produce or process Hazardous Substances, except in compliance in all material respects with all Environmental Laws, neither Orezone nor any of the Orezone Subsidiaries has caused or permitted the release of any Hazardous Substances at, in, on, under or from the Essakane Property, except in compliance with all Environmental Laws; all Hazardous Substances handled, recycled, disposed of, treated or stored on or off site of the Essakane Property have been handled, recycled, disposed of, treated and stored in material compliance with all  Environmental Laws and to the knowledge of Orezone, there are no Hazardous Substances at, in, on, under or migrating from the Essakane Property except in material compliance with all Environmental Laws;

(iii)
either Orezone or one of Essakane S.A. or Essakane s.a.r.l. is in possession of all Environmental Approvals (all of which are being complied with in all material respects) required to own, lease, operate, develop and exploit the Essakane Property and to conduct its business as it is now being conducted or contemplated to be conducted;

(iv)
no environmental, reclamation or abandonment obligation or work orders or other liabilities presently exist with respect to any portion of the Essakane Property and, to the knowledge of Orezone and the Orezone Subsidiaries, there is no basis for any such obligations or liabilities to arise in the future as a result of any activity on the Essakane Property;

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(v)
to the knowledge of Orezone and the Orezone Subsidiaries, there are no actual changes in the status, terms or conditions of any Environmental Approvals now held by Orezone or any of the Orezone Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such Environmental Approval, or any review by, or approval of, any Governmental Entity of such Environmental Approvals that are required in connection with the execution or delivery of this Agreement, the completion of the Arrangement or the other transactions contemplated herein or the continuation of the business of Orezone and the Orezone Subsidiaries following the Effective Date; and

(vi)
except as disclosed by Orezone in the Orezone Disclosure Letter, neither Orezone nor any of the Orezone Subsidiaries has received from any Person or Governmental Entity any notice, formal or informal, of any proceeding, action or other claim, liability or potential liability arising under any Environmental Law that is pending.

(w)	Tax Matters.

(i)
Except as disclosed in the Orezone Disclosure Letter, each of Orezone and the Orezone Subsidiaries has filed or caused to be filed, and will continue to file and cause to be filed, in a timely manner all Tax Returns required to be filed by it (all of which Tax Returns were correct and complete in all material respects and no material fact has been omitted therefrom) and have paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all Taxes that are due and payable, collectible and remittable.  No extension of time in which to file any Tax Returns is in effect.  Orezone has provided adequate accruals in accordance with Canadian GAAP in all published consolidated financial statements for any Taxes for the period covered by such financial statements which have not been paid, whether or not shown as being due on any Tax Returns.  Since such publication date, no material liability for Taxes not reflected in such consolidated financial statements has been incurred or accrued by Orezone or any of the Orezone Subsidiaries other than in the ordinary and regular course of business.  No lien for Taxes has been filed or exists other than for Taxes not yet due and payable.

(ii)
All Taxes, local improvements, utilities and any and all other payments to or assessments of any Governmental Entity having jurisdiction in respect of the Essakane Property have been paid or made by Orezone or an Orezone Subsidiary in respect of the Essakane Property.  Except as disclosed in the Orezone Disclosure Letter, there are no reassessments of Taxes in respect of Orezone or any of the Orezone Subsidiaries that are outstanding and there are no outstanding issues which have been raised and communicated to Orezone or any of the Orezone Subsidiaries by any Governmental Entity for any taxation year in respect of which a Tax Return of Orezone or any of the Orezone Subsidiaries has been audited.  No Governmental Entity has challenged, disputed or questioned Orezone or any of the Orezone Subsidiaries in respect of any Taxes or Tax Returns.  Neither Orezone nor any of the Orezone Subsidiaries is negotiating any draft assessment or reassessment with any Governmental Entity.  Orezone is not aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment of Orezone or any of the Orezone Subsidiaries, including, without limitation, unreported benefits conferred on any shareholder, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice other than as disclosed in the consolidated financial statements of Orezone.  Neither Orezone nor any of the Orezone Subsidiaries has received any indication from any Governmental Entity that an assessment or reassessment of Orezone or any of the Orezone Subsidiaries is proposed in respect of any Taxes, regardless of its merits.  Neither Orezone nor any of the Orezone Subsidiaries has executed or filed with any Governmental Entity any agreement or waiver extending the period for the assessment, reassessment or collection of any Taxes.

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(iii)
Orezone and each of the Orezone Subsidiaries has withheld from each payment made to any of its present or former employees, officers and directors, and to all other Persons, all amounts required by Applicable Law to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Entity.  Orezone and each of the Orezone Subsidiaries has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees, agents and consultants, as applicable, and has remitted such amounts to the proper Governmental Entity within the time required under Applicable Laws.  Orezone and each of the Orezone Subsidiaries has charged, collected and remitted on a timely basis all Taxes required under Applicable Laws on any sale, supply or delivery whatsoever, made by them.

(iv)
Orezone and each of the Orezone Subsidiaries will not at any time be deemed to have a capital gain pursuant to subsection 80.03(2) of the Tax Act or any analogous provincial legislative provision as a result of any transaction or event taking place in any taxation year ending on or before the Effective Date.  There are no circumstances existing which could result in the application of section 78 or 160 of the Tax Act or any equivalent provincial provision to Orezone or any of the Orezone Subsidiaries.

(x)
Pension and Employee Benefits.  Orezone and the Orezone Subsidiaries have complied, in all material respects, with all of the terms of the pension and other employee compensation and benefit obligations of Orezone and the Orezone Subsidiaries including, without limitation, the provisions of any collective agreement, funding and investment contract or obligation applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Orezone or any of the Orezone Subsidiaries other than such non-compliance that would not reasonably be expected to have a Material Adverse Effect on Orezone.

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(y)	Orezone Board Approval. The Orezone Board has:

(i)
unanimously approved the Arrangement and the other transactions contemplated herein and authorized the entering into of this Agreement, the execution thereof, and the performance of its provisions by Orezone;

(ii)	determined, based in part on the Fairness Opinion, that the Arrangement is fair to the Orezone Shareholders and that the Arrangement is in the best interests of Orezone; and

(iii)	recommended that the Orezone Shareholders vote in favour of the Arrangement Resolution.

(z)
Consents.  No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by Orezone, New Orezone or any of the Orezone Subsidiaries in connection with the execution and delivery of this Agreement or the completion of the Arrangement and the other transactions contemplated herein other than:

(i)	any approvals required by the Interim Order;

(ii)	any approvals required by the Final Order;

(iii)	any filings or approvals required under the CBCA or under Applicable Securities Laws;

(iv)	compliance with and approvals required by the Competition Act;

(v)	any consents, approvals, orders, authorizations, declarations or filings required by The Standard Bank of South Africa Limited in connection with the Bridge Facility Agreement; and

(vi)
any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, either individually or in the aggregate would not, and either individually or in the aggregate, could not reasonably be expected to, have a Material Adverse Effect on Orezone or a material impact on the ability of Orezone to complete the Arrangement and other transactions contemplated herein.

(aa)
Insurance.  Orezone maintains policies of insurance in force as of the date hereof naming Orezone and the Orezone Subsidiaries as an insured, in amounts and in respect of such risks as are normal and usual for companies of a similar size operating in the mining industry and such policies are in full force and effect as of the date hereof.

(bb)
Permitted Royalty Discussions.  The only discussion or negotiation with respect to an Essakane Royalty in which Orezone or any of the Orezone Subsidiaries is engaged is the Essakane Royalty which is subject to the Permitted Royalty Discussions and Orezone has obtained from the Person with whom Orezone or any of the Orezone Subsidiaries is discussing the Essakane Royalty which is subject to the Permitted Royalty Discussions a confidentiality agreement that is substantively the same as the Confidentiality Agreement and contains terms no more favourable to such Person than the Confidentiality Agreement including a standstill provision at least as stringent as that contained in the Confidentiality Agreement.

34 ..

(cc)	Residency. Neither Orezone nor New Orezone is a non-resident of Canada for purposes of the Tax Act.

(dd)	IAMGOLD Shares. Orezone does not and will not immediately before the Effective Time beneficially own, directly or indirectly, or exercise control or direction over any IAMGOLD Shares.

(ee)
No Encumbrances.  The New Orezone Shares to be issued to Orezone and distributed to Orezone Shareholders pursuant to the Plan of Arrangement will be issued as fully paid and non-assessable shares, free and clear of any Encumbrances.

(ff)
No Option on Assets.  No Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Orezone or any of the Orezone Subsidiaries of any of the material properties or assets of Orezone or the Orezone Subsidiaries (including, without limitation, any of the Orezone Assets or the Essakane Property) other than as described or contemplated herein.

(gg)	Place of Principal Offices. The principal offices of Orezone are not located within the United States.

(hh)
Location of Assets and U.S. Sales.  The property and assets of Orezone are located outside the United States and did not generate sales in or into the United States exceeding U.S.$63,100,000 during the most recently completed financial year of Orezone.

(ii)	Foreign Private Issuer. As of the date hereof, Orezone is a “foreign private issuer” within the meaning of Rule 405 under the 1933 Act.

(jj)	Investment Company. To the knowledge of Orezone, it is not an “investment company” within the meaning of the 1940 Act.

(kk)
Vote Required.  The only vote or approval of the holders of the Orezone Shares, Orezone Options or Orezone Convertible Securities, the Debentureholder or the holder of any other securities of Orezone necessary to approve the Arrangement Resolution is, subject to the Interim Order, the Orezone Shareholder Approval.

Survival of Representations and Warranties

3.3
The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished on the Effective Date.  Any investigation by IAMGOLD, Orezone or New Orezone and their respective advisors shall not mitigate, diminish or affect the representations and warranties contained in this Agreement.

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ARTICLE 4
COVENANTS

Covenants of Orezone and New Orezone

4.1
Orezone and New Orezone hereby covenant and agree with IAMGOLD that, prior to the Effective Date, except with the prior written consent of IAMGOLD or other than as expressly contemplated or permitted by this Agreement:

(a)
As soon as is reasonably practicable after the date of execution of this Agreement, Orezone and New Orezone shall file, proceed with and diligently prosecute an application to the Court for the Interim Order on terms and conditions acceptable to IAMGOLD, acting reasonably.

(b)	In a timely and expeditious manner, Orezone shall:

(i)	forthwith carry out such terms of the Interim Order as are required thereby to be carried out by Orezone and New Orezone;

(ii)
prepare, with the assistance of IAMGOLD, and file the Orezone Information Circular (which shall be in a form satisfactory to IAMGOLD, acting reasonably), together with any other documents required by Applicable Laws, in all jurisdictions where the Orezone Information Circular is required to be filed and mail the Orezone Information Circular, as ordered by the Interim Order and in accordance with all Applicable Laws, in and to all jurisdictions where the Orezone Information Circular is required to be mailed, complying in all material respects with all Applicable Laws on the date of the mailing thereof and in the form and containing the information required by all Applicable Laws, including all applicable corporate and securities legislation and requirements, and not containing any Misrepresentation, provided that Orezone assumes no responsibility for the accuracy or completeness of any information relating to and provided by IAMGOLD;

(iii)
subject to the terms of this Agreement, Orezone shall (A) take all commercially reasonable lawful action to solicit proxies in favour of the Arrangement Resolution including, without limitation, retaining a proxy solicitation agent acceptable to IAMGOLD to solicit proxies in favour of the Arrangement Resolution, (B) recommend to holders of Orezone Shares that they vote in favour of the Arrangement Resolution, (C) not withdraw, modify, qualify or change in a manner adverse to IAMGOLD, or publicly state that it intends to withdraw, modify, qualify or change in a manner adverse to IAMGOLD such recommendation except, in each case, as expressly permitted by this Agreement;

(iv)	use reasonable best efforts to convene the Orezone Meeting by February 28, 2009, but in any event hold the Orezone Meeting no later than March 31, 2009, in the manner provided in the Interim Order;

(v)	provide notice to IAMGOLD of the Orezone Meeting and allow representatives of IAMGOLD to attend the Orezone Meeting;

36 ..

(vi)	conduct the Orezone Meeting in accordance with the Interim Order; and

(vii)
take all such actions as may be required under the CBCA in connection with the Arrangement and, to the extent required to be approved by the Orezone Shareholders, the other transactions contemplated by this Agreement.

(c)
Orezone will use reasonable best efforts to advise IAMGOLD, at least on a daily basis on each of the seven Business Days prior to the date of the Orezone Meeting, as to the aggregate tally of the proxies received by Orezone in respect of the Arrangement Resolution.

(d)
Except as permitted in this Agreement, Orezone shall not adjourn, postpone or cancel the Orezone Meeting (or propose to do so), except (i) if a quorum is not present at the Orezone Meeting, (ii) if required by Applicable Laws, (iii) if required by the Orezone Shareholders, or (iv) if otherwise agreed upon with IAMGOLD in writing.

(e)
Orezone shall provide IAMGOLD with a copy of any purported exercise of the Dissent Rights and written communications with any Orezone Shareholder purportedly exercising such Dissent Rights and shall not settle or compromise any action brought by any present, former or purported holder of any of its securities in connection with the Arrangement or the other transactions contemplated by this Agreement, without the prior consent of IAMGOLD.

(f)
In a timely and expeditious manner, Orezone shall prepare, (in consultation with IAMGOLD), and file any mutually agreed (or as otherwise required by Applicable Laws) amendments or supplements to the Orezone Information Circular (which amendments or supplements shall be in a form satisfactory to IAMGOLD, acting reasonably) with respect to the Orezone Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all Applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all Applicable Laws on the date of the mailing thereof.

(g)
Upon the request of IAMGOLD, Orezone will use reasonable best efforts to prepare or cause to be prepared and provide to IAMGOLD lists of holders of all classes and series of securities of Orezone, including a list of the Orezone Shareholders, the holders of Orezone Options and the holders of Orezone Convertible Securities as well as a security position listing from each depositary of its securities, including The Canadian Depositary for Securities Limited and The Depositary Trust Company, to the extent reasonably practicable, within five Business Days after the date on which IAMGOLD requests such lists and will obtain and deliver to IAMGOLD thereafter on demand supplemental lists setting out any changes thereto, all such deliveries to be in printed form and, if available, in computer-readable format.

(h)
Subject to the approval of the Arrangement Resolution in accordance with the provisions of the Interim Order, Orezone shall forthwith file, proceed with and diligently prosecute an application for the Final Order (and in any event within seven Business Days after such approval of the Arrangement Resolution) which application shall be in form and substance satisfactory to the Parties hereto, acting reasonably.

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(i)	Orezone and New Orezone shall forthwith carry out the terms of the Final Order.

(j)
Except for proxies and other non-substantive communications, Orezone shall furnish promptly to IAMGOLD a copy of each notice, report, schedule or other document or communication delivered, filed or received by Orezone in connection with this Agreement, the Arrangement and the other transactions contemplated in this Agreement, the Interim Order or the Orezone Meeting or any other meeting at which all Orezone Shareholders are entitled to attend relating to special business, any filings made under any Applicable Law and any dealings or communications with any Governmental Entity, Securities Authority or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement.

(k)
Except as otherwise provided in this Agreement, each of Orezone and the Orezone Subsidiaries shall conduct its business only in, not take any action except in, and maintain its facilities in, the ordinary and regular course of business consistent with past practice and it shall use its best efforts to maintain and preserve its business organization and assets.

(l)
Orezone shall keep IAMGOLD fully informed as to all material decisions or actions required or required to be made with respect to the operations of the business of Orezone, and will allow representatives of IAMGOLD to participate in any such material decision making process.  Orezone shall grant the representatives of IAMGOLD access to the Orezone Assets and the Essakane Property as IAMGOLD may request.

(m)
Except in connection with each Pre-Acquisition Reorganization, the Arrangement or the Private Placement, Orezone shall not and shall cause the Orezone Subsidiaries not to directly or indirectly, do or permit to occur any of the following:

(i)
issue, sell, or agree to issue or sell, any Orezone Shares or any options, warrants, calls, conversion privileges or rights of any kind to acquire any Orezone Shares, create any Encumbrance on any of the shares of the Orezone Subsidiaries, or permit the Orezone Subsidiaries to issue, sell, or agree to issue, sell, pledge, lease or dispose of, any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, the Orezone Subsidiaries, other than the issue of Orezone Shares pursuant to the exercise of Orezone Options and the conversion of Orezone Convertible Securities or the Convertible Debenture outstanding on the date hereof in accordance with their terms as of the date hereof;

(ii)
amend or propose to amend its constating documents or, except as agreed to with IAMGOLD, any of the terms of the Orezone Options, the Orezone Convertible Securities or the Convertible Debenture as they exist on the date hereof;

(iii)
split, combine or reclassify any of the shares of Orezone or any of the Orezone Subsidiaries or declare, set aside or pay any dividend or other distribution payable in cash, securities, property or otherwise with respect to the shares of Orezone or any of the Orezone Subsidiaries;

38 ..

(iv)
redeem, purchase or offer to purchase any Orezone Shares and, other than pursuant to the Orezone Stock Option Plans, any options or obligations or rights under contracts, agreements and commitments existing as of the date hereof;

(v)
adopt any resolution or enter into any agreement providing for a amalgamation, merger, consolidation, reorganization, liquidation, dissolution or other extraordinary transaction, adopt any plan of liquidation or reorganize, amalgamate or merge with any other Person;

(vi)
sell, pledge, lease, encumber or otherwise dispose of the Orezone Assets or the Essakane Property or any interest therein and, except as contemplated herein, sell, pledge, encumber, lease or otherwise dispose of any other material properties or assets;

(vii)
grant or enter into any agreement, written or verbal, with respect to any royalty or similar arrangement or issue any instrument having the same economic effect as a royalty on the Essakane Property (an “Essakane Royalty”), provided that, for greater certainty, Orezone may continue to discuss or negotiate an Essakane Royalty in the context of the Permitted Royalty Discussions, but shall not grant or enter into any agreement, written or verbal, in respect of such Essakane Royalty;

(viii)
except in the ordinary and regular course of business (up to an amount not to exceed, in the aggregate, $100,000) or as required by Applicable Laws, enter into or modify in any material respect any contract, agreement, licence, franchise, Environmental Approval, lease transaction, commitment or other right or obligation or arrangement attributable to the Essakane Property including, without limitation, any Essakane Contract;

(ix)
abandon or fail to diligently pursue any application to renew any existing licence, permit, order, claim, authorization, consent, approval (including Environmental Approvals) or registration related to the Essakane Property;

(x)
make any investment in any Person except in the ordinary and regular course of business, or acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any Person or any material properties or assets;

(xi)
incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or make any loans or advances;

(xii)	authorize, recommend, propose or agree to any release or relinquishment of any standstill agreement or of any other material contractual right;

39 ..

(xiii)	enter into any hedges, swaps or other similar financial instruments or transactions;

(xiv)	enter into any agreements with its directors or officers or their respective affiliates or associates;

(xv)	change any accounting method, principle or practice except for any changes as a result of transition to IFRS or changes as required by Applicable Laws;

(xvi)
make or change any tax election, change an annual tax accounting period, adopt or change any tax accounting method, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, (other than in the ordinary and regular course of business or as required by Applicable Laws); or

(xvii)	authorize, propose, permit or agree to any of the foregoing.

(n)
Orezone shall not, and shall cause the Orezone Subsidiaries not to, directly or indirectly, insofar as it relates to the Orezone Assets or the Essakane Property, enter into new commitments of a capital expenditure nature or incur any new contingent liabilities other than (i) ordinary course expenditures including those contemplated as part of the mine development plan (up to an amount not to exceed, in the aggregate, $100,000), (ii) expenditures required by Applicable Law, (iii) expenditures made in connection with the Arrangement and the other transactions contemplated in this Agreement, (iv) expenditures required by any of the Essakane Contracts, and (v) capital expenditures required to prevent the occurrence of a Material Adverse Effect on Orezone or the Orezone Subsidiaries.

(o)
Orezone shall not create any new obligations or liabilities or modify or in any manner amend any existing obligations and liabilities to pay any amount, including loan amounts, to officers, directors, employees or consultants of Orezone or any of the Orezone Subsidiaries, other than for salary, bonuses and directors’ fees in the ordinary course, in each case in amounts consistent with past practice, or obligations or liabilities arising in the ordinary and regular course of business prior to the Effective Time.

(p)
Orezone shall not adopt or amend or make any contribution to any profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees except in the ordinary course.

(q)
Neither Orezone nor any of the Orezone Subsidiaries shall otherwise take any action that could reasonably be expected to interfere with or be inconsistent with the completion of the Arrangement or the transactions contemplate in this Agreement.

(r)
Orezone shall use reasonable best efforts, and shall cause each of the Orezone Subsidiaries to use reasonable best efforts, to cause their respective current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

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(s)
Orezone shall use reasonable best efforts, and shall cause each of the Orezone Subsidiaries to use reasonable best efforts, (i) to preserve intact its business organizations and the rights under the Essakane Contracts, (ii) to not do anything or fail to do anything which could lead to a breach under any Essakane Contract, (iii) to keep available the services of its officers, employees, agents and consultants as a group, (iv) to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, (v) to not take any action which could reasonably be expected to be prejudicial to the Essakane Property and (vi) to not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at any time prior to the Effective Date if then made.

(t)
Orezone will not engage in any business, enterprise or other activity different from that carried on by it at the date of this Agreement that could reasonably be expected to have a Material Adverse Effect on Orezone or the Orezone Subsidiaries, or enter into any transaction or incur (except in respect of obligations or liabilities to which it is already legally subject) any material obligation, expenditure or liability other than in the ordinary and regular course of business as presently conducted.

(u)
Orezone will furnish to IAMGOLD such information, in addition to the information contained in this Agreement, relating to Orezone, New Orezone, the Orezone Subsidiaries, the Orezone Assets and the Essakane Property as may reasonably be requested by IAMGOLD, and such information and any other information relating to Orezone, New Orezone and the Orezone Subsidiaries provided by Orezone to IAMGOLD will be true and complete in all material respects and will not contain a Misrepresentation.

(v)
Orezone shall not take any action, or refrain from taking any action (subject to reasonable best efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or that would reasonably be expected to materially impede the completion of the Arrangement or the other transactions contemplated herein or would render, or that could reasonably be expected to render, any representation or warranty made by Orezone or New Orezone in this Agreement untrue or inaccurate in any material respect at any time prior to the Effective Time if then made, or that would or could have a Material Adverse Effect on Orezone.

(w)	Orezone will promptly notify IAMGOLD in writing if:

(i)	Orezone becomes aware that any of the representations and warranties of Orezone or New Orezone in this Agreement are untrue or inaccurate in any material respect;

(ii)	there has been, or is reasonably expected to be, any breach of any covenant or agreement of Orezone or New Orezone contained in this Agreement; or

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(iii)	there has been any Material Adverse Change in respect of Orezone.

(x)
Orezone and New Orezone shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective as promptly as is practicable the Arrangement and the other transactions contemplated in this Agreement, including the execution and delivery of such documents as IAMGOLD may reasonably request, and shall use reasonable best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, approvals and filings under Applicable Securities Laws, the TSX, Alternext and submissions of information requested by Governmental Entities.

(y)
Each of Orezone, New Orezone and the Orezone Subsidiaries shall cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, resolving all disputes and audits with respect to all taxable periods relating to Taxes, and in any other matters relating to Taxes, including by maintaining and making available to IAMGOLD all books, records and other information of Orezone, New Orezone and the Orezone Subsidiaries related to Taxes and shall timely pay all Taxes arising before the Effective Date.

(z)
Each of Orezone and New Orezone shall execute and deliver, or cause to be executed and delivered, such customary agreements, certificates, resolutions and other documents and instruments as may be requested by the other Parties hereto, all in form satisfactory to the other Parties hereto, acting reasonably, necessary or required in order to complete the Arrangement and the other transactions contemplated herein, including any Pre-Acquisition Reorganization, and, in the case of each Pre-Acquisition Reorganization, such opinions as are required or are customary for such Pre-Acquisition Reorganization.

Covenants of Orezone and New Orezone Regarding Non-Solicitation

4.2	(a)
Orezone and New Orezone shall, and Orezone shall direct and cause its representatives and the Orezone Subsidiaries and their respective representatives to, immediately cease and cause to be terminated any solicitation, encouragement, activity, discussion, negotiation or process with any Person that may be ongoing with respect to any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal whether or not initiated by Orezone, New Orezone or any of the Orezone Subsidiaries and in connection therewith, Orezone shall request the return of all confidential information regarding Orezone, New Orezone and the Orezone Subsidiaries previously provided to any Person (other than IAMGOLD).  Orezone and New Orezone further agree not to release any such Person from any standstill or confidentiality agreement or provision to which such Person is a party with Orezone, New Orezone or any of the Orezone Subsidiaries and to take all required actions to enforce such standstill and confidentiality agreements and provisions.

(b)
Subject to subsection 4.2(c) hereof and section 4.3 hereof, Orezone and New Orezone hereby covenant and agree that neither shall, and Orezone shall not authorize or permit any of the Orezone Subsidiaries, and neither Orezone nor New Orezone shall authorize of permit any of the representatives of Orezone, New Orezone or of any of the Orezone Subsidiaries, directly or indirectly, to:

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(i)
make, solicit, initiate, encourage, entertain, promote or facilitate, including by way of furnishing information, permitting any visit to facilities or properties of Orezone, New Orezone or any of the Orezone Subsidiaries or entering into any form of agreement, written or verbal, any inquiries or the making of any proposal which does or could constitute an Acquisition Proposal or potential Acquisition Proposal;

(ii)	participate, directly or indirectly, in any discussions or negotiations regarding any Acquisition Proposal or potential Acquisition Proposal;

(iii)
withdraw, modify, qualify or change in a manner adverse to IAMGOLD, or publicly state that it intends to withdraw, modify, qualify or change in a manner adverse to IAMGOLD, the approval or recommendation of the Orezone Board of the Arrangement (it being understood that failing to affirm the approval or recommendation of the Orezone Board of the Arrangement after an Acquisition Proposal has been publicly announced shall be considered a modification which is adverse to IAMGOLD for the purposes of this subsection if the Orezone Board has not affirmed the approval or recommendation of the Arrangement on the date which is the earlier of (A) 15 calendar days after the date on which the Acquisition Proposal has been publicly announced and (B) five Business Days prior to the Orezone Meeting);

(iv)	approve or recommend any Acquisition Proposal; or

(v)
enter into any agreement, written or verbal, related to any Acquisition Proposal or requiring Orezone or New Orezone to abandon, terminate or fail to consummate the Arrangement or any other transaction contemplated herein or providing for the payment of any break, termination or other fee or expense to any Person in the event that Orezone, New Orezone or any of the Orezone Subsidiaries completes the Arrangement and the other transactions contemplated herein or any other transaction with IAMGOLD or any of the IAMGOLD Subsidiaries agreed to prior to the termination of this Agreement.

None of Orezone, New Orezone or any Orezone Subsidiary shall, directly or indirectly, consider, discuss, negotiate, accept, approve or recommend an Acquisition Proposal or provide information to any Person proposing an Acquisition Proposal, in each case after the date of the approval of the Arrangement by the Orezone Shareholders.

(c)
Notwithstanding subsection 4.2(b) hereof or any other provision of this Agreement, the Orezone Board may, prior to the approval of the Arrangement Resolution by the Orezone Shareholders, consider and participate, directly or indirectly, in any discussions or negotiations with, or provide information to, or permit any visit to the properties or facilities of Orezone, New Orezone or any of the Orezone Subsidiaries by, any Person who has delivered a bona fide written Acquisition Proposal:

43 ..

(i)	which was not solicited or encouraged after the date of this Agreement;

(ii)	did not otherwise result from a breach of this section 4.2; and

(iii)
that the Orezone Board determines in good faith, after consultation with the Financial Advisor and outside legal counsel, is or would, if completed, reasonably be expected to constitute, a Superior Proposal;

provided, however, that prior to taking any such action, Orezone must;

(iv)	give notice to IAMGOLD of such Acquisition Proposal as provided in subsection 4.2(d) hereof; and

(v)
obtain a confidentiality agreement from the Person making such Acquisition Proposal that is substantively the same as the Confidentiality Agreement, and containing terms no more favourable to such Person than the Confidentiality Agreement including a standstill provision at least as stringent as that contained in the Confidentiality Agreement.

If Orezone, New Orezone or any of the Orezone Subsidiaries receives a request for material non-public information from a Person who has made an unsolicited bona fide written Acquisition Proposal and Orezone is permitted, as contemplated under this subsection 4.2(c), to consider and participate, directly or indirectly, in any discussions or negotiations with, or provide information to, or permit any visit to the properties or facilities of Orezone, New Orezone or any of the Orezone Subsidiaries, subject to the execution by such Person of the confidentiality agreement as described above, provide such Person with such information and access; provided that Orezone sends a copy of any such confidentiality agreement to IAMGOLD promptly upon its execution and IAMGOLD is provided with a list of, and a copy of, the information provided to such Person (if not previously provided with such information) and is immediately provided with access to similar information to which such Person is provided (if not previously provided with such access).

(d)
From and after the date of this Agreement, Orezone shall promptly (and in any event within 24 hours) notify IAMGOLD, at first orally and then in writing, of any inquiry, proposal or offer relating to or constituting an Acquisition Proposal, or any request for non-public information relating to Orezone, New Orezone or any of the Orezone Subsidiaries.  Such notice shall include a description of the terms and conditions of any such proposal, inquiry or offer, the identity of the Person making such proposal, inquiry or offer and provide such other details of the proposal, inquiry or offer as IAMGOLD may reasonably request.  Orezone shall keep IAMGOLD fully informed on a prompt basis of the status, including any change to the material terms, of any such inquiry, proposal or offer.

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(e)
Nothing contained in subsection 4.2(b) above shall prohibit the Orezone Board from taking any action prohibited by subsection 4.2(b)(iii), if the Orezone Board determines, in good faith (after consultation with outside legal counsel) that such action or inaction is necessary for the Orezone Board to act in a manner consistent with its fiduciary duties or Applicable Laws, provided that Orezone may not proceed with the announcement of such decision before giving written notice of such decision to IAMGOLD.  The foregoing shall not relieve Orezone from its obligation to proceed to call and hold the Orezone Meeting and to hold a vote of the Orezone Shareholders on the Arrangement Resolution, except in circumstances where this Agreement is terminated in accordance with the terms hereof prior to the date of the Orezone Meeting.

(f)
Orezone and New Orezone shall ensure that each of its respective officers and directors and the Orezone Subsidiaries and their respective officers and directors and all advisors and representatives retained by any of them are aware of the provisions of this section 4.2, and it shall be responsible for any breach of this section 4.2 by such officers, directors, advisors or representatives.

Right to Accept a Superior Proposal

4.3	(a)
If Orezone, New Orezone and the Orezone Subsidiaries have complied with section 4.2 of this Agreement with respect thereto, Orezone may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal prior to the approval of the Arrangement Resolution by the Orezone Shareholders and terminate this Agreement if, and only if (with the exception of a confidentiality agreement which complies with section 4.2 hereof the execution of which shall not be subject to the conditions of this section 4.3):

(i)	Orezone has provided IAMGOLD with a copy of the document containing the Superior Proposal;

(ii)
five Business Days have elapsed from the later of (A) the date IAMGOLD received written notice (a “Superior Proposal Notice”) advising IAMGOLD that the Orezone Board has resolved, subject only to compliance with this section 4.3, to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, and (B) the date IAMGOLD received a copy of the document containing such Superior Proposal;

(iii)
the Orezone Board has determined in good faith (after consultation with outside legal counsel) that it is necessary for the Orezone Board to take such action in order to discharge properly its fiduciary duties;

(iv)
such Superior Proposal does not provide for the payment of any break, termination or other fee or expense to the Person making the Superior Proposal in the event that Orezone, New Orezone or any of the Orezone Subsidiaries completes the Arrangement and the other transactions contemplated in this Agreement or any other transaction with IAMGOLD or any of the IAMGOLD Subsidiaries agreed to prior to the termination of this Agreement,

(v)
taking into account any revised proposal made by IAMGOLD since receipt of the Superior Proposal Notice, such Superior Proposal remains a Superior Proposal and the Orezone Board has again made the determinations referred to in this subsection 4.3(a); and

45 ..

(vi)	Orezone has previously or concurrently paid or caused to be paid to IAMGOLD the Termination Fee payable under section 7.3 of this Agreement.

In the event that Orezone provides IAMGOLD with a Superior Proposal Notice on a date that is less than five Business Days prior to the Orezone Meeting, Orezone shall adjourn the Orezone Meeting to a date that is not less than five Business Days and not more than 10 Business Days after the date of receipt by IAMGOLD of the Superior Proposal Notice.

(b)
During the five Business Day period referred to in paragraph 4.3(a)(ii) above, IAMGOLD shall have the right, but not the obligation, to offer to amend the terms of this Agreement.  The Orezone Board will review any proposal by IAMGOLD to amend the terms of this Agreement in good faith in order to determine whether IAMGOLD’s amended proposal upon acceptance by Orezone would result in such Superior Proposal ceasing to be a Superior Proposal.  If the Orezone Board so determines, Orezone shall enter into an amended agreement with IAMGOLD reflecting IAMGOLD’s amended proposal.  If the Orezone Board continues to believe, in good faith and after consultation with the Financial Advisor and outside legal counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects IAMGOLD’s amended proposal, Orezone may, on termination of this Agreement in accordance with section 7.1 hereof and payment of the Termination Fee as required pursuant to section 7.3 hereof, accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal.

(c)
Orezone and New Orezone hereby acknowledge and agree that each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of section 4.2 hereof and the requirement under paragraph 4.3(a)(ii) hereof to initiate an additional five Business Day notice period.

(d)
If the Orezone Information Circular has been sent to the Orezone Shareholders prior to the expiry of the five Business Day period set forth in subsection 4.3(a) hereof and, during such period, IAMGOLD requests in writing that the Orezone Meeting proceed, unless otherwise ordered by the Court, Orezone shall continue to take all reasonable actions necessary to hold the Orezone Meeting and to cause the Arrangement to be voted on at the Orezone Meeting.

Covenants of Orezone and New Orezone Regarding Reorganization

4.4	Orezone and New Orezone shall, and Orezone shall cause each of the Orezone Subsidiaries:

(a)
at the expense of Orezone, to take all action to do, or cause to be done, all things necessary, proper or advisable to and to prepare all documentation necessary to complete following the Orezone Meeting and within one Business Day prior to the Effective Date:

(i)	the transfer by Orezone Inc. to Orezone of

46 ..

A.	all of the outstanding shares of Essakane (BVI) Limited, and

B.	the indebtedness of Orezone Essakane Limited to Orezone Inc. (the “OEL Debt”),

in partial satisfaction of the indebtedness of Orezone Inc. to Orezone (the “OINC Debt”) (collectively the “Essakane Transfer”);

(ii)
the transfer by Orezone to New Orezone of all of the outstanding shares of Orezone Inc. and the balance of the OINC Debt in exchange for New Orezone Shares ( collectively the “Orezone Inc. Transfer”); and

(iii)	the New Orezone Cash Contribution;

in each case in form and substance satisfactory to IAMGOLD;

(b)
at the expense of Orezone, on the Effective Date provide IAMGOLD with a statement verified by an officer of Orezone and New Orezone setting forth a detailed calculation and accounting of the New Orezone Cash Contribution, in form and substance satisfactory to IAMGOLD;

(c)
at the expense of Orezone, to take all action to do, or cause to be done, all things necessary, proper or advisable to and prepare all documentation necessary to complete such other reorganizations of Orezone, New Orezone or the Orezone Subsidiaries and their respective businesses, operations and assets prior to the Effective Date as IAMGOLD may request, acting reasonably in order to give effect to the transactions contemplated herein (each a “Pre-Acquisition Reorganization” and which term shall include the Essakane Transfer, the Orezone Inc. Transfer, and the New Orezone Cash Contribution) and the Plan of Arrangement, if required, shall be modified accordingly, in each case in form and substance acceptable to IAMGOLD; and

(d)	cooperate fully with IAMGOLD and its advisors in connection with structuring, planning and implementing any Pre-Acquisition Reorganization that might be undertaken.

The obligations of Orezone pursuant to subsection 4.4(c) hereof shall be conditional on the understanding that any Pre-Acquisition Reorganization shall not be prejudicial to Orezone, any of the Orezone Subsidiaries or any of the securityholders of Orezone and shall not require Orezone, New Orezone or any the of the Orezone Subsidiaries to contravene any Applicable Laws or their respective organizational documents.  Orezone shall its use its best efforts to obtain all necessary consents, approvals or waivers from any Person to effect each Pre-Acquisition Reorganization.

The Parties hereto will seek to have any Pre-Acquisition Reorganization made effective as of the last minute of the day preceding the Effective Date, and in any event after IAMGOLD has confirmed that the conditions in section 5.1 and subsections 5.3(d), 5.3(e) and 5.3(g) have been met or waived.

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Covenants of IAMGOLD

4.5	IAMGOLD hereby covenants and agrees with Orezone and New Orezone that, prior to the Effective Date:

(a)
IAMGOLD shall not take any action, or refrain from taking any action (subject to reasonable best efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or that would reasonably be expected to materially impede the completion of the Arrangement or the other transactions contemplated herein or would render, or that could reasonably be expected to render, any representation or warranty made by IAMGOLD in this Agreement untrue or inaccurate in any material respect at any time prior to the Effective Time if then made or that would or could have a Material Adverse Effect on IAMGOLD.

(b)	IAMGOLD will promptly notify Orezone and New Orezone in writing if:

(i)	IAMGOLD becomes aware that any of the representations and warranties of IAMGOLD in this Agreement is untrue or inaccurate in any material respect;

(ii)	there has been, or is reasonably expected to be, any breach of any covenant or agreement of IAMGOLD contained in this Agreement; or

(iii)	there has been a Material Adverse Change in respect of IAMGOLD.

(c)
IAMGOLD shall use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the Arrangement and the other transactions contemplated in this Agreement, including the execution and delivery of such documents as Orezone may reasonably request, and to use reasonable best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, approvals and filings under Applicable Securities Laws, the TSX and the NYSE and submissions of information requested by Governmental Entities.

(d)
In a timely and expeditious manner, IAMGOLD shall provide to Orezone all information as may be reasonably requested by Orezone or as required by the Interim Order or Applicable Laws with respect to IAMGOLD and its businesses and properties for inclusion in the Orezone Information Circular or in any amendment or supplement to the Orezone Information Circular that complies in all material respects with all Applicable Laws on the date of the mailing thereof and containing all Material Facts relating to IAMGOLD required to be disclosed in the Orezone Information Circular and not containing any Misrepresentation with respect thereto.  IAMGOLD shall fully cooperate with Orezone in the preparation of the Orezone Information Circular and shall provide such assistance as Orezone may reasonably request in connection therewith.

(e)
IAMGOLD shall not split, combine or reclassify any of the IAMGOLD Shares or, other than in accordance with past practice, declare, set aside or pay any dividend or other distribution payable in cash, securities, property or otherwise with respect to the IAMGOLD Shares.

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(f)	IAMGOLD shall use reasonable best efforts to preserve intact its business organizations.

(g)
IAMGOLD shall prepare and file with the applicable Governmental Authorities, and the NYSE and the TSX, all necessary applications required in order to permit the issue of IAMGOLD Shares upon the conversion of Orezone Convertible Securities and the Convertible Debenture and the exercise of Orezone Options in accordance with the terms thereof.

(h)	IAMGOLD shall incorporate a direct wholly-owned subsidiary (“MergeCo”) of IAMGOLD as required in order to effect the Arrangement and the requirements specified in the Plan of Arrangement.

4.6
IAMGOLD covenants and agrees with Orezone and New Orezone that, immediately following the Effective Date it will cause IAMGOLD Amalco (as defined in the Plan of Arrangement) to forgive that portion of the principal amount of the OEL Debt that is in excess of the fair market value of the of the OEL Debt, as reasonably determined by IAMGOLD, at the time of such forgiveness.

Change of New Orezone Name

4.7
The Parties hereto hereby acknowledge and agree that effective as at the Effective Time, New Orezone will change its name to Orezone Inc. and Orezone shall change its name to a name acceptable to all of the Parties hereto.

United States Tax Matters

4.8
Each Party, to the extent it is required to make any filings in the United States, agrees that, except as otherwise required by Applicable Laws, as determined by such Party hereto in its sole discretion, it shall (a) report the acquisition of Orezone by IAMGOLD and the immediately subsequent amalgamation or merger of Orezone with MergeCo as an integrated transaction that qualifies as a “reorganization” within the meaning of section 368(a) of the Code on its U.S. federal Tax Returns pursuant to a single “plan of reorganization” within the meaning of U.S. Treasury Regulations §§1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement, and (b) retain such records and file such information with the Internal Revenue Service as is required to be retained and filed in connection with the Arrangement.

ARTICLE 5
CONDITIONS PRECEDENT

Mutual Conditions Precedent of Orezone, New Orezone and IAMGOLD

5.1
The respective obligations of Orezone, New Orezone and IAMGOLD to complete the Arrangement shall be subject to the satisfaction, at or before the Effective Time, of the following conditions precedent, each of which may only be waived, in whole or in part, by mutual consent of Orezone, New Orezone and IAMGOLD:

(a)
the Interim Order shall have been granted in form and substance satisfactory to the Parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties hereto, acting reasonably, on appeal or otherwise;

49 ..

(b)	the Arrangement Resolution shall have been approved by the Orezone Shareholders at the Orezone Meeting in accordance with the provisions of the Interim Order;

(c)
the Final Order shall have been granted in form and substance satisfactory to the Parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties hereto, acting reasonably, on appeal or otherwise;

(d)	each Pre-Acquisition Reorganization including, without limitation, the Essakane Transfer, the Orezone Inc. Transfer and the New Orezone Cash Contribution, shall have been completed;

(e)	New Orezone shall be deemed to be a reporting issuer under the Securities Laws of the Province of Ontario on the Effective Date;

(f)	the New Orezone Shares shall have been conditionally approved to be listed on either the TSX or the TSX Venture Exchange;

(g)
the TSX shall have conditionally approved the listing thereon and the NYSE shall have authorized the listing thereon, subject to official notice of issuance, of the IAMGOLD Shares to be issued pursuant to the Arrangement as of the Effective Date, or as soon as possible thereafter;

(h)
the distribution of the IAMGOLD Shares and New Orezone Shares and any other securities of IAMGOLD issued in exchange for securities of Orezone in the United States pursuant to the Arrangement shall be exempt from registration requirements under the 1933 Act and, except with respect to Persons deemed “affiliates” of IAMGOLD or New Orezone, as the case may be, under the 1933 Act, the IAMGOLD Shares and New Orezone Shares and any other securities of IAMGOLD issued in exchange for securities of Orezone to be distributed in the United States pursuant to the Arrangement shall not be subject to resale restrictions in the United States under the 1933 Act, provided however, that Orezone Convertible Securities, the Convertible Debenture or any IAMGOLD securities issued in exchange therefor (other than the Orezone Options or any options to purchase IAMGOLD Shares issued in exchange therefor) may not be exercised in the United States on behalf or for the benefit of, a U.S. person (as such term is defined in Regulation S under the 1933 Act), unless registered under the 1933 Act or an exemption is available from the registration requirements of the 1933 Act and any applicable state securities laws, and the holder furnishes to IAMGOLD an opinion of counsel or other documentation satisfactory to IAMGOLD to such effect;

(i)
the Parties hereto shall have each filed all notices and information required or desirable, in the Parties' joint discretion, acting reasonably and (i) The Commissioner of Competition (“Commissioner”) shall have issued an advance ruling certificate pursuant to section 102 of the Competition Act; or (ii)(A) the waiting period under section 123 of the Competition Act shall have expired, been terminated or waived pursuant to section 113(c) of the Competition Act and (B) the Commissioner shall have advised IAMGOLD, in writing, that she has no intention to file an application under Part VIII of the Competition Act in connection with the arrangement and the other transactions contemplated by this Agreement; and

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(j)	this Agreement shall not have been terminated pursuant to Article 7 hereof.

Conditions Precedent to Obligations of Orezone and New Orezone

5.2
The obligation of Orezone and New Orezone to complete the Arrangement is subject to the satisfaction, on or before the Effective Time, of each of the following conditions, which conditions are for the sole benefit of Orezone and New Orezone and may be waived by Orezone and New Orezone in whole or in part by notice in writing to IAMGOLD without prejudice to the rights of Orezone and New Orezone to rely on any other condition:

(a)
there shall not have been any event, change, occurrence or state of facts that, either individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect on IAMGOLD;

(b)
the representations and warranties made by IAMGOLD in this Agreement that are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the Effective Time as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by IAMGOLD in this Agreement shall be true and correct in all material respects as of the Effective Time as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not, either individually or in the aggregate, in the reasonable judgment of Orezone or New Orezone, have a Material Adverse Effect on, or constitute a Material Adverse Change in respect of, IAMGOLD, and IAMGOLD shall have provided to Orezone and New Orezone a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect or Material Adverse Change on the Effective Date.  No representation or warranty made by IAMGOLD hereunder shall be deemed not to be true and correct if the facts or circumstances which make such representation or warranty untrue or incorrect are disclosed or referred to in the IAMGOLD Disclosure Letter, or provided for or stated to be exceptions under this Agreement;

(c)
IAMGOLD shall have complied in all material respects with its covenants herein and IAMGOLD shall have provided to Orezone and New Orezone a certificate of two officers thereof, certifying that, as of the Effective Time, it has so complied with such covenants herein;

(d)
(i) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Entity and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, and (ii) all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements, the failure of which to obtain or the non-expiry of which, either individually or in the aggregate would, or could reasonably be expected to have, a Material Adverse Effect on IAMGOLD or materially impede the completion of the Arrangement, shall have been obtained or received on terms that are reasonably satisfactory to each of Orezone and New Orezone;

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(e)
there shall have been no action taken under any Applicable Law or by any Governmental Entity which (i) makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Arrangement, or (ii) results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which has, or could have, a Material Adverse Effect on IAMGOLD, or Orezone or on New Orezone subsequent to the Effective Date;

(f)	the IAMGOLD Board shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by IAMGOLD to permit the consummation of the Arrangement.

 Conditions Precedent to Obligations of IAMGOLD

5.3
The obligation of IAMGOLD to complete the Arrangement is subject to the satisfaction of each of the following conditions on or before the Effective Time, which conditions are for the sole benefit of IAMGOLD and may be waived by it in whole or in part by notice in writing to Orezone and New Orezone without prejudice to the rights of IAMGOLD to rely on any other condition:

(a)
there shall not have been any event, change, occurrence or state of facts that, either individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect on Orezone;

(b)
the representations and warranties made by Orezone and New Orezone in this Agreement and with respect to the Essakane Property that are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the Effective Time as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Orezone and New Orezone in this Agreement that are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not, either individually or in the aggregate, in the reasonable judgment of IAMGOLD, have a Material Adverse Effect on, or constitute a Material Adverse Change in respect of, Orezone or New Orezone, and each of Orezone and New Orezone shall have provided to IAMGOLD a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect or Material Adverse Change as at the Effective Time.  No representation or warranty made by Orezone or New Orezone hereunder shall be deemed not to be true and correct if the facts or circumstances that make such representation or warranty untrue or incorrect are disclosed or referred to in the Orezone Disclosure Letter, or provided for or stated to be exceptions under this Agreement;

(c)
Orezone and New Orezone shall have complied in all material respects with their respective covenants herein and Orezone and New Orezone shall have provided to IAMGOLD a certificate of two officers thereof certifying that, as of the Effective Time, Orezone and New Orezone has so complied with their respective covenants herein;

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(d)
Orezone Shareholders holding no more than 5% of the outstanding Orezone Shares shall have exercised their Dissent Rights (and not withdrawn such exercise) and IAMGOLD shall have received a certificate dated the day immediately preceding the Effective Time of two officers of Orezone to such effect;

(e)	the Lock-up Agreements shall not have been terminated;

(f)	the Kossa Gold Rights Agreement shall have been entered into in form and substance acceptable to IAMGOLD;

(g)	the Convertible Debenture Waiver Agreement shall have been approved by the TSX and shall not have been terminated;

(h)	the Private Placement shall have been completed in accordance with the provisions of Article 9 hereof;

(i)
each of the Bridge Loan Documents shall be valid and subsisting, in full force and effect and unamended, except as may be amended from time to time to extend the time for repayment thereunder, no Event of Default (as defined in the Bridge Facility Agreement) or Default (as defined in the Bridge Facility Agreement) shall have occurred or be continuing and no other material default shall exist in respect of any Bridge Loan Document on the part of any party thereto, the Closing Date (as defined in the Bridge Facility Agreement) shall have occurred and, prior to the Effective Date, Orezone shall have obtained all consents, approvals, waivers and acknowledgements of The Standard Bank of South Africa Limited with respect to the Bridge Loan Documents reasonably requested by, and all in a form, and containing provisions, acceptable to IAMGOLD;

(j)
IAMGOLD shall have obtained title opinions, in form and substance satisfactory to IAMGOLD, acting reasonably, addressed to IAMGOLD relating to the Essakane Property and the Kossa Permit and the legal and binding nature of the Essakane Contracts;

(k)
(i) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Entity and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, and (ii) all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments, supplements and modifications to agreements, indentures or arrangements, in each case considered necessary or desirable by IAMGOLD, acting reasonably, shall have been obtained or received on terms that are reasonably satisfactory to IAMGOLD;

(l)
there shall have been no action taken under any Applicable Law or by any Governmental Entity which (i) makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Arrangement, or (ii) results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which has, or could have, a Material Adverse Effect on IAMGOLD, the Essakane Property or on New Orezone, subsequent to the Effective Date;

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(m)
the Orezone Board and the directors of each of the Orezone Subsidiaries shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Orezone and the Orezone Subsidiaries to permit, or required in connection with, the completion of the Arrangement; and

(n)
subject to the terms of this Agreement, the Orezone Board shall not have withdrawn, modified, qualified or changed in a manner adverse to IAMGOLD, or publicly stated that it intends to withdraw, modify, qualify or change in a manner adverse to IAMGOLD its recommendation to Orezone Shareholders that they vote in favour of the Arrangement Resolution.

Co-operation

5.4
Each of the Parties hereto will use all reasonable best efforts to satisfy each of the conditions precedent to be satisfied by it and take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws (including, for greater certainty, the Competition Act), to permit the completion of the Arrangement and the other transactions contemplated in this Agreement in accordance with the provisions of this Agreement and to complete and make effective the Arrangement and the other transactions contemplated in this Agreement and to co-operate with each other in connection with the foregoing.  IAMGOLD will be responsible for all filing fees incurred in connection with information or notices filed pursuant to the Competition Act.

Notice and Cure Provisions

5.5
Each Party hereto shall give prompt notice to the other Parties hereto of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would be likely to or could:

(a)	cause any of the representations or warranties of such Party hereto contained herein to be untrue or inaccurate in any material respect between the date hereof and the Effective Date;

(b)	result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereto prior to the Effective Date; or

(c)	result in the failure to satisfy any of the condition precedent in favour of the other Parties hereto contained in section 5.1, 5.2 or 5.3 hereof, as the case may be.

Subject as herein provided, a Party hereto may elect not to complete the Arrangement pursuant to the conditions contained in section 5.1, 5.2 or 5.3 hereof in favour of such Party hereto or exercise any termination right arising there from; provided, however, that:

(d)
promptly in any event prior to the Effective Date, the Party hereto intending to rely thereon has delivered a written notice to the other Parties hereto specifying in reasonable details the breaches of covenants or untruthfulness or inaccuracy of representations and warranties or other matters which the Party hereto delivering such notice is asserting as the basis for the exercise of the termination right, as the case may be; and

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(e)
if any such notice is delivered, and a Party hereto is proceeding diligently, at its own expense, to cure such matter, if such matter is susceptible to being cured, the Party hereto which has delivered such notice may not terminate this Agreement until the earlier of the Termination Deadline and the expiration of a period of 14 days from the date of delivery of such notice, provided that, if such notice has been delivered prior to the date of the Orezone Meeting, the Orezone Meeting shall be adjourned or postponed until the expiry of such period.

Merger of Conditions

5.6	The conditions set out in sections 5.1, 5.2 or 5.3 hereof shall be conclusively deemed to have been satisfied, fulfilled or waived upon the issue of a certificate of arrangement by the Director for the Arrangement. Orezone and New Orezone hereby acknowledge and agree that they have no right to file the Articles of Arrangement with the Director unless such conditions have been satisfied, fulfilled or waived and IAMGOLD has consented in writing to such filing of the Articles of Arrangement.

ARTICLE 6
TRANSITION PERIOD AND INSURANCE

Transition Period

6.1
For a period of six months after the Effective Date (the “Transition Period”), each of IAMGOLD and New Orezone shall provide the other of them with such reasonable assistance with respect to the transition of operations at the Essakane Property, including using reasonable efforts to cause employees, agents and consultants of the other of them to provide reasonable assistance at market rates to give effect to the foregoing.  At the Effective Time, IAMGOLD may designate such reasonable number of employees, agents and consultants of New Orezone to give effect to the foregoing, and New Orezone shall use reasonable efforts to cause such persons to provide transitional assistance to IAMGOLD with respect to the operations at the Essakane Property, but provided such assistance does not result in undue prejudice or cost to New Orezone.

Insurance

6.2
IAMGOLD hereby covenants and agrees that in order to maintain all current rights to indemnification or exculpation in favour of the current and former directors and officers of Orezone provided in the articles or by-laws of Orezone, or any agreement and any directors and officers insurance now existing in favour of the directors or officers of Orezone, prior to the Effective Date, Orezone may, at its expense, take all action deemed appropriate or necessary, prior to the Effective Date for the continuance (or replacement with substantially equivalent coverage from another provider) of such rights (either directly or via run-off insurance or insurance provided by an alternative provider) for a period of not less than six years after the Effective Date.

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ARTICLE 7
TERMINATION AND AMENDMENT

Rights of Termination

7.1	This Agreement may be terminated at any time prior to the Effective Date:

(a)	by the mutual written consent and agreement of Orezone, New Orezone and IAMGOLD;

(b)
by IAMGOLD if (i) the Orezone Board shall have withdrawn or modified in a manner adverse to IAMGOLD its approval or recommendation of the Arrangement (including as contemplated by sections 4.2 and 4.3 hereof) or (ii) the Orezone Board shall have approved or recommended an Acquisition Proposal,

(c)	by Orezone or IAMGOLD if the Private Placement has not been completed by December 31, 2008,

(d)	by Orezone in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with section 4.3 hereof;

(e)	by Orezone, New Orezone or IAMGOLD if the Orezone Shareholder Approval shall not have been obtained at the Orezone Meeting;

(f)
by IAMGOLD if Orezone shall have failed to hold the Orezone Meeting on or before March 31, 2009, unless such failure results from (i) delays in obtaining all required regulatory approvals that are beyond the control of Orezone, or (ii) an adjournment or postponement of the Orezone Meeting for not more than ten Business Days in the circumstances described in subsection 4.3(a) hereof;

(g)
by IAMGOLD if there is a breach by Orezone, New Orezone or any of the Orezone Subsidiaries or any of their respective directors, officers, agents or any other representative thereof of any of the covenants provided in paragraph 4.1(i)(vii), section 4.2 or 4.3 hereof, in each case, prior to the Effective Date; or

(h)	if any of the conditions in sections 5.1, 5.2 or 5.3 hereof for the benefit of the terminating Party is not satisfied or waived in accordance with those sections.

Termination Deadline

7.2
If the Effective Date does not occur on or before the Termination Deadline, this Agreement will terminate on notice by a Party hereto to the other Parties hereto.  The right to terminate this Agreement under this section 7.2 shall not be available to any Party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Date to occur on or before the Termination Deadline and such action or failure to act constitutes a breach of this Agreement.  Notwithstanding the foregoing, IAMGOLD shall have the right, in its sole discretion, upon written notice to Orezone and New Orezone three Business Days prior to the Termination Deadline, to extend the Termination Deadline for a period of 30 days beyond the Termination Deadline (the “Revised Termination Deadline”) and neither Orezone nor New Orezone shall be entitled to terminate this Agreement under this section 7.2 until the expiration of such Revised Termination Deadline.

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Termination Fee

7.3	If:

(a)	IAMGOLD shall terminate this Agreement pursuant to subsection 7.1(b) hereof;

(b)	Orezone shall terminate this Agreement pursuant to subsection 7.1(d) hereof;

(c)
either Orezone or IAMGOLD shall terminate this Agreement pursuant to subsection 7.1(e) hereof in circumstances where the Arrangement Resolution has not received the required Orezone Shareholders Approval at the Orezone Meeting and (i) a bona fide Acquisition Proposal has been publicly announced or made by any Person other than IAMGOLD prior to the Orezone Meeting and not publicly withdrawn more  than five Business Days prior to the Orezone Meeting, and (ii) Orezone enters into an agreement with respect to such Acquisition Proposal, or such Acquisition Proposal is completed, after the date of this Agreement and prior to the expiration of 12 months following the termination of this Agreement;

(d)	IAMGOLD shall terminate this Agreement pursuant to subsection 7.1(f) hereof; or

(e)	IAMGOLD shall terminate this Agreement pursuant to subsection 7.1(g) hereof;

then in any such case Orezone shall pay or cause to be paid to IAMGOLD a termination fee (the “Termination Fee”) of $4,000,000, in immediately available funds to an account designated by IAMGOLD.  In the circumstances set forth in subsection 7.3(a), (b), (d) or (e) above, the Termination Fee shall be payable at the time of termination and, in the circumstances set forth in subsection 7.3(c) above, the Termination Fee shall be payable within three Business Days following the earlier of the date on which Orezone enters into an agreement in respect of an Acquisition Proposal or the date on which Orezone consummates an Acquisition Proposal.  Orezone shall not be obligated to make more than one payment pursuant to this section 7.3.  Orezone hereby acknowledges that the payment amount set out in this section 7.3 is a payment of liquidated damages which are a genuine pre-estimate of the damages which IAMGOLD will suffer or incur as a result of the event giving rise to such damages and the resultant non-completion of the Arrangement and is not a penalty.  Orezone hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

Amendment

7.4
This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Orezone Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties hereto, and any such amendment may, subject to the Interim Order and the Final Order and Applicable Law, without limitation:

(a)	change the time for the performance of any of the obligations or acts of any of the Parties hereto;

(b)	waive any inaccuracies or modify any representations or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify the performance of any of the obligations of any of the Parties hereto; or

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(d)	waive compliance with or modify any mutual conditions precedent herein contained.

Waiver

7.5	At any time prior to the Effective Date, any Party hereto may:

(a)	extend the time for the performance of any of the obligations or other acts of the other Parties hereto; or

(b)
waive compliance with any of the covenants or agreements of the other Parties hereto or with any conditions to its own obligations, but in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE 8
ADDITIONAL COVENANTS AND INDEMNIFICATION

Other Business

8.1
Following the Effective Date, New Orezone and IAMGOLD shall have the right without consulting or notifying the other to engage in and receive full benefits from other and independent business activities, whether or not competitive or in conflict with the transactions contemplated in this Agreement.  The doctrine of “corporate opportunity” or “business opportunity” shall not be applied to any other transaction, activity, venture or operation of New Orezone or IAMGOLD not within the boundaries or in respect of the Essakane Property and, except as otherwise expressly provided in other agreements between New Orezone and IAMGOLD, if any, neither of New Orezone or IAMGOLD shall have any duty to the other with respect to any opportunity to acquire property outside of the boundaries of the Essakane Property.

Agreements

8.2
Orezone, New Orezone and certain Orezone Subsidiaries shall enter into an agreement with effect no later than the Effective Date pursuant to which IAMGOLD, directly or indirectly, will have the right to own and operate any and all deposits or mines located on any property to which the Kossa Permit relates that has been estimated to have gold revenue representing at least 50% of the total revenue from such deposit or mine, with such agreement to be in form and substance acceptable to IAMGOLD (the “Kossa Gold Rights Agreement”).

Post-Closing Adjustments

8.3
For a period of two years following the Effective Date, to the extent that IAMGOLD and New Orezone determine, after the Effective Date, that the occurrence of any circumstance or event which requires a post-closing adjustment by the Parties hereto, the Parties hereto will work together to determine a mutually acceptable tax-efficient manner to effect, to the greatest extent possible, the necessary transfers and will, in any event, effect the necessary transfers and make any payments or reimbursements related thereon, as the case may be within 15 calendar days after the determination of any such adjustments by cheque or wire transfer to the Party hereto to whom such payments or reimbursements are payable or owed.

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Indemnification by New Orezone

8.4
From the Effective Time, New Orezone hereby agrees to indemnify and save harmless IAMGOLD, Orezone and the Orezone Subsidiaries from all Losses suffered or incurred by IAMGOLD, Orezone or the Orezone Subsidiaries as a result of or arising directly or indirectly out of or in connection with:

(a)	Indemnified Liability; or

(b)	any Indemnified Taxes.

If any claim, proceeding or other matter resulting from the occurrence of any of the events contemplated by subsection 8.4(a) or (b) above (a “Claim”) is made against IAMGOLD, Orezone or the Orezone Subsidiaries by a third party for which IAMGOLD, Orezone or the Orezone Subsidiaries may be entitled to indemnification, IAMGOLD or Orezone or the Orezone Subsidiaries, as applicable, shall give notice (the “Indemnity Notice”) to New Orezone specifying the particulars of such Claim within 60 days after it receives notification of the Claim. New Orezone shall have the right to participate in any negotiations or proceedings with respect to such Claim.  IAMGOLD, Orezone or the Orezone Subsidiaries, as applicable shall not settle or compromise any such Claim without the prior written consent of New Orezone, unless New Orezone has not, within five Business Days after the giving of the Indemnity Notice, given notice to IAMGOLD, Orezone or the Orezone Subsidiaries, as applicable, that it wishes to dispute such Claim.  If New Orezone does give such a notice, it shall have the right to assume the defence of such Claim and to defend such Claim in the name of IAMGOLD, Orezone or the Orezone Subsidiaries, as applicable.  IAMGOLD, Orezone and the Orezone Subsidiaries shall provide to New Orezone all files, books, records and other information in its possession or control which may be relevant to the defence of such Claim.  IAMGOLD and Orezone shall co-operate in all reasonable respects in the defence of such Claim.  If New Orezone fails after the giving of such notice, diligently and reasonably to defend such Claim throughout the period that such Claim exists, its right to defend the Claim shall terminate and IAMGOLD, Orezone or the Orezone Subsidiaries may assume the defence of such Claim.  In such event, IAMGOLD, Orezone or the Orezone Subsidiaries may compromise or settle such Claim without the consent of New Orezone.

In the event that a Claim relates to Indemnified Taxes where a Governmental Entity has asserted that Taxes are payable in respect of the Orezone Inc. Transfer or the settlement of the OEL Debt as described under section 4.6 hereof, Orezone and the Orezone Subsidiaries will use all tax deductions and tax credits available immediately before the Effective Date to reduce any possible additional Taxes related to such Claim.  In the event described in the preceding sentence, Orezone and the Orezone Subsidiaries will require indemnification from New Orezone only where the balance of the tax deductions or taxes credits that were available immediately before the Effective Date would not be sufficient to result in no Taxes being payable in connection with such Claim.

In the event that the Claim relates to Indemnified Taxes, New Orezone shall pay to IAMGOLD, Orezone or the Orezone Subsidiaries, as the case may be, an amount equal to the amount of Indemnified Taxes upon the amount of Indemnified Taxes being finally determined whether by assessment, reassessment or agreement with the Governmental Entity or by judicial determination.  If IAMGOLD, Orezone or the Orezone Subsidiaries shall receive a refund of any Indemnified Taxes in respect of which a payment has been made pursuant to this section 8.4 the amount of such refund shall forthwith be paid to New Orezone, together with interest, if any, paid by the applicable Governmental Entity on such refund (net of any taxes thereon).

If the amount of Indemnified Taxes imposed on or suffered by IAMGOLD, Orezone or the Orezone Subsidiaries as finally determined, is greater than the amount which was paid by New Orezone to IAMGOLD, Orezone or the Orezone Subsidiaries or to any Governmental Entity on account of Indemnified Taxes, New Orezone shall, forthwith following such final determination, pay the amount of such difference to IAMGOLD, Orezone or the Orezone Subsidiaries together with any interest which may be payable to a Governmental Entity in respect of such amount.

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Remedies

8.5
The Parties hereto acknowledge and agree that an award of money damages may be inadequate for any breach of this Agreement by any Party hereto or its representatives and advisors and that such breach may cause the non-breaching Party hereto irreparable harm.  Accordingly, the Parties hereto agree that, in the event of any such breach or threatened breach of this Agreement by one of the Parties hereto, IAMGOLD (if either Orezone or New Orezone is the breaching Party) or Orezone and New Orezone (if IAMGOLD is the breaching Party) will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance.  Subject to any other provision hereof including, without limitation, section 7.3 hereof, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available hereunder or at law or in equity to each of the Parties hereto.

ARTICLE 9
PRIVATE PLACEMENT

Subscription

9.1
IAMGOLD hereby irrevocably agrees to subscribe for and purchase 71,428,571 Orezone Shares (the “Subscription Shares”) from Orezone and Orezone hereby agrees to sell and issue to IAMGOLD the Subscription Shares (representing a 16.6% interest in Orezone) at a subscription price of $0.28 per share (for an aggregate subscription price of $19,999,999.88 for the Subscription Shares (the “Subscription Price”) on the terms and conditions set out in this Article 9 (the “Private Placement”).  Completion of the Private Placement shall not be conditional upon the completion of the Arrangement.

Representations, Warranties, Covenants and Acknowledgements of IAMGOLD

9.2
In connection with the subscription for the Subscription Shares under this Article 9, IAMGOLD hereby represents and warrants to Orezone on the date hereof and on the Subscription Closing Date, hereby covenants and agrees with Orezone and acknowledges that Orezone is relying thereon, as the case may be, that:

(a)
IAMGOLD is subscribing for the Subscription Shares for its own account and not for the account or benefit of any other Person, for investment purposes only, and not with a view to resell or otherwise distribute the Subscription Shares in violation of Applicable Securities Laws and the subscription hereunder constitutes a legal and binding obligation of IAMGOLD;

(b)
neither IAMGOLD nor any of its affiliates is the beneficial owner of, or exercises control or direction over, any Orezone Shares or Orezone Convertible Securities, in each case excluding the Subscription Shares to be purchased by IAMGOLD;

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(c)
IAMGOLD has been advised to consult its own legal advisors with respect to trading in the Subscription Shares when issued and with respect to the resale restrictions imposed by Applicable Securities Laws and hereby acknowledges that no representation or warranty has been made respecting the applicable hold period imposed by Applicable Securities Laws or other resale restrictions applicable to the Subscription Shares which restrict the ability of IAMGOLD to resell the Subscription Shares, that IAMGOLD is solely responsible to determine what these restrictions are and that IAMGOLD is solely responsible (and Orezone is in no way responsible) for compliance with applicable resale restrictions;

(d)
IAMGOLD is not a “U.S. person” (as defined in Regulation S under the 1933 Act), and is not purchasing the Subscription Shares on behalf of, or for the account or benefit of, a Person in the United States or a U.S. person;

(e)
the applicable representative of IAMGOLD was outside the United States at the time it received the offer to purchase the Subscription Shares and this Agreement was executed by IAMGOLD outside the United States;

(f)
IAMGOLD will not offer, sell or otherwise dispose of the Subscription Shares in the United States or to a U.S. person unless such offer, sale or disposition is made in accordance with an exemption from the registration requirements of the 1933 Act and in compliance with the securities laws of all applicable states of the United States;

(g)	IAMGOLD hereby acknowledges and consents to the placement of the following Canadian legend on the certificate evidencing the Subscription Shares issued to IAMGOLD:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE <INSERT THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE DISTRIBUTION DATE.>

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON THE TSX.”;

(h)
IAMGOLD has not engaged, consented to or authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the subscription for the Subscription Shares and if any Person establishes a claim that any fee or other compensation is payable in connection with this subscription for the Subscription Shares, IAMGOLD hereby covenants and agrees to indemnify and hold harmless Orezone with respect thereto and with respect to all costs reasonably incurred in the defence thereof;

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(i)
the subscription by IAMGOLD under this Article 9, the performance and compliance with this Article 9 and the completion of the transaction described in this Article 9 by IAMGOLD will not result in any material breach of, or be in conflict with or constitute a material default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a material default under any provision of the articles, by-laws or resolutions of IAMGOLD, Applicable Securities Laws or any other law applicable to IAMGOLD, any agreement to which IAMGOLD is a party or any judgment, decree, order, statute, rule or regulation applicable to IAMGOLD;

(j)
if required by Applicable Securities Laws or Orezone, IAMGOLD will execute, deliver and file or assist Orezone in filing such reports, undertakings and other documents with respect to the issue and sale of the Subscription Shares as may be required by Securities Authorities;

(k)
IAMGOLD has not received or been provided with a prospectus or an offering memorandum, within the meaning of Applicable Securities Laws, or any sales or advertising literature in connection with the subscription for the Subscription Shares;

(l)
the subscription for the Subscription Shares has not been made through or as a result of, and the distribution thereof is not being accompanied by, any advertisement, including without limitation, printed public media, radio, televisions or telecommunications, including electronic display, or as part of a general solicitation;

(m)
there are risks associated with the purchase of and investment in the Subscription Shares and IAMGOLD is knowledgeable and/or experienced in business and financial matters and is capable of evaluating the merits and risks of an investment in the Subscription Shares and fully understands the restrictions on the resale of the Subscription Shares and is capable of bearing the economic risk of the investment;

(n)
the funds representing the Subscription Price which will be advanced by IAMGOLD to Orezone under this Article 9, as applicable, will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLTFA”) and IAMGOLD hereby acknowledges that Orezone may in the future be required by Applicable Securities Law to disclose the name of IAMGOLD and other information relating to this subscription and that subscription of IAMGOLD under this Article 9, on a confidential basis, pursuant to the PCMLTFA and, to the best of the knowledge of IAMGOLD (a) none of the subscription funds to be provided by IAMGOLD (i) have been or will be derived from or related to any activity that is deemed criminal under the laws of Canada, the United States of America or any other jurisdiction, or (ii) are being tendered on behalf of a Person who has not been identified to IAMGOLD, and (b) IAMGOLD shall promptly notify Orezone if IAMGOLD discovers that any of such statements ceases to be true, and to provide Orezone with appropriate information in connection therewith; and

(o)
IAMGOLD hereby acknowledges that the subscription under this Article 9, require IAMGOLD to provide certain personal information to Orezone, that such information is being collected by Orezone for the purposes of completing the sale and issue of the Subscription Shares, which includes, without limitation, determining the eligibility of IAMGOLD to purchase the Subscription Shares under Applicable Securities Laws, preparing and registering a certificate representing the Subscription Shares to be issued to IAMGOLD and completing filings required by any stock exchange or securities regulatory authority, that such personal information

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may be disclosed by Orezone to (a) Securities Authorities, (b) the Canada Revenue Agency, and (c) any of the other Persons involved in the issue and sale of the Subscription Shares, including legal counsel, and may be included in record books in connection with the subscription and that by executing this Agreement IAMGOLD is deemed to be consenting to the foregoing collection, use and disclose of such personal information.

Representations and Warranties of Orezone

9.3
In connection with the subscription for the Subscription Shares under this Article 9 by IAMGOLD, Orezone hereby represents and warrants to IAMGOLD on the date hereof and on the Subscription Closing Date, hereby covenants and agrees with IAMGOLD and hereby acknowledges that IAMGOLD is relying upon such representations and warranties that:

(a)	the representations and warranties of Orezone in section 3.2 of this Agreement are true and correct;

(b)
the Subscription Shares subscribed for herein will be issued as outstanding Orezone Shares registered in the name of IAMGOLD (or as it may direct in writing) on the Subscription Closing Date and, upon receipt of the aggregate Subscription Price by Orezone, such Subscription Shares will be fully paid and non-assessable;

(c)
the issue of the Subscription Shares by Orezone hereunder does not and will not contravene, conflict with or result in a violation of the articles, by-laws or resolutions of Orezone or the terms of any agreement or instrument to which Orezone is a party or result in the triggering of any registration rights, rights to acquire Orezone Shares or consent obligations on Orezone pursuant to any agreement or instrument to which Orezone is a party;

(d)
none of Orezone, its affiliates (as defined under the 1933 Act) or any person acting on its or their behalf has engaged, or will engage, in any “directed selling efforts” (as such term is defined in Regulation S under the 1933 Act) in connection with the offer and sale of the Subscription Shares;

(e)
Orezone, its affiliates and any Person acting on its or their behalf have complied, and will comply, with the requirements for an “offshore transaction” (as such term is defined in Regulation S under the 1933 Act) under Rule 903 of Regulation S under the 1933 Act in connection with the offer and sale of the Subscription Shares; and

(f)
no order ceasing or suspending trading in securities of Orezone nor prohibiting the sale of any such securities has been issued and is outstanding against Orezone or its directors, officers or promoters.

Survival of Representations

9.4
The representations and warranties of IAMGOLD and Orezone contained in sections 9.2 and 9.3 hereof respectively shall survive the closing of the transaction contemplated in this Article 9 for a period ending on the earlier of (i) the Effective Time and (ii) one year after the Subscription Closing Date.

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Covenants of Orezone

9.5	In connection with the issue of the Subscription Shares hereunder, and until the Effective Time, Orezone hereby covenants and agrees with IAMGOLD that:

(a)
Orezone will file all such reports, statements or other documents as may be necessary or desirable, and otherwise use best efforts to maintain in good standing the status of Orezone under Applicable Securities Laws as a “reporting issuer” and the listing of the Orezone Shares on the TSX and Alternext;

(b)
Orezone has obtained, or by the Subscription Closing Date will have obtained, the approval of the TSX and Alternext for the listing and trading of the Subscription Shares on such exchanges effective from the Subscription Closing Date; and

(c)	on the Subscription Closing Date and before the time of closing of the purchase of the Subscription Shares, Orezone shall deliver:

(i)	a certificate of two officers of Orezone confirming that:

A.	the representations and warranties of Orezone set forth in section 9.3 hereof are true and accurate in all material respects; and

B.	Orezone has performed all obligations and covenants under this Article 9 in all material respects; and

(ii)	a legal opinion from Canadian counsel to Orezone in form acceptable to IAMGOLD, acting reasonably, in respect of the issue of the Subscription Shares.

Conditions to Closing the Private Placement

9.6
The obligation of IAMGOLD to complete the Private Placement is subject to the satisfaction of each of the following conditions on or before the Subscription Closing Date, which conditions are for the sole benefit of IAMGOLD and may be waived by it in whole or in part by notice in writing to Orezone and New Orezone without prejudice to the rights of IAMGOLD to rely on any other condition:

(a)	there shall be no prohibition at law in Canada against the completion of the issue of the Subscription Shares;

(b)	the conditional approval of the TSX and the approval of the Alternext for the additional listing of the Subscription Shares shall have been obtained by Orezone;

(c)
(i) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Entity and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Private Placement, and (ii) all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments, supplements and modifications to agreements, indentures or arrangements, in each case considered necessary or desirable by IAMGOLD, acting reasonably, shall have been obtained or received on terms that are reasonably satisfactory to IAMGOLD;

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(d)	the Convertible Debenture Waiver Agreement shall have been approved by the TSX; and

(e)	the Lock-up Agreements shall not have been terminated.

Payment of Subscription Price

9.7
IAMGOLD shall cause to be wire transferred to the bank account of Orezone in Canada the Subscription Price for the Subscription Shares on the Subscription Closing Date against receipt by IAMGOLD of a certificate representing the Subscription Shares.

Use of Proceeds

9.8	A maximum of $10,000,000 of the proceeds from the Private Placement shall be used by Orezone to capitalize New Orezone.

ARTICLE 10
GENERAL

Notice

10.1
All notices, requests, demands and other communications hereunder shall be deemed to have been given and made if in writing and if served by personal delivery upon the Party hereto for whom it is intended, or if sent by facsimile transmission, upon receipt of confirmation that such transmission has been received, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person.

To IAMGOLD:

401 Bay Street, Suite 3200
PO Box 153
Toronto, ON M5H 2Y4

Attention:           President and Chief Executive Officer

Telephone:         (416) 360-4745
Fax:                      (416) 360-4750

with a copy to (which copy shall not constitute notice):

Fraser Milner Casgrain LLP
1 First Canadian Place
100 King Street West
Toronto, ON  M5X 1B2

Attention:            Frank Davis

Telephone:          (416) 862-3440
Fax:                       (416) 863-4592

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To Orezone (prior to the Effective Date):

201 - 290 Picton Ave
Ottawa, ON K1Z 8P8

Attention:            Chief Executive Officer

Telephone:          (613) 241-3699
Fax:                       (613) 241-6005

with a copy to (which copy shall not constitute notice):

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto  ON  M5L 1B9

Attention:            Quentin Markin

Telephone:          (416) 869-5213
Fax:                       (416) 947-0866

To New Orezone:

201 - 290 Picton Ave
Ottawa, ON K1Z 8P8

Attention:            Chief Executive Officer

Telephone:          (613) 241-3699
Fax:                       (613) 241-6005

with a copy to (which copy shall not constitute notice):

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto  ON  M5L 1B9

Attention:            Quentin Markin

Telephone:          (416) 869-5213
Fax:                       (416) 947-0866

Any such notice, direction or other instrument, whether personally delivered or transmitted by facsimile transmission, shall be deemed to have been given and received at the time and on the date on which it was personally delivered to or received in the office of the addressee, as the case may be, if personally delivered or transmitted prior to 5:00 p.m. (at the place of the addressee) on a Business Day or, if personally delivered or transmitted later than that time, at 9:00 a.m. (at the place of the addressee) on the subsequent Business Day.  Any Party hereto may change its address for service from time to time by notice given to the other Parties hereto in accordance with the foregoing.  Any notice, direction or other instrument personally delivered or transmitted under this Agreement shall be signed by one or more officers of the Party delivering it.

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Binding Effect

10.2	This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors.

No Assignment

10.3	This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties hereto.

Public Statements

10.4
No Party hereto shall make any announcement regarding the Arrangement, the Private Placement or the other transactions contemplated herein which has not been previously reviewed and commented on by the other Parties hereto, except that any Party hereto may issue a press release or make a filing with a regulatory authority if counsel for such Party hereto advises that such press release or filing is necessary in order to comply with Applicable Laws or the rules and policies of any stock exchange, in which case such Party hereto will first make a reasonable effort to obtain the approval of the other Parties hereto.

Entire Agreement

10.5
This Agreement together with the Confidentiality Agreement constitutes the entire agreement between the Parties hereto and supersedes all other prior agreements, negotiations, discussions, understandings and undertakings, both written and oral, between the Parties hereto relating to the subject matter hereof.

Time of Essence

10.6	Time shall be of the essence of this Agreement.

Severability

10.7
If any provision of this Agreement, or the application thereof, is determined for any reason and to any extent to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons and circumstances shall remain in full force and effect, provided that the legal or economic substance of the transactions contemplated hereby is not thereby affected in a manner adverse to any of the Parties hereto.

Counterpart Executions and Facsimile Transmissions

10.8
This Agreement may be executed in counterparts, each of which when delivered (whether in originally executed form or by facsimile transmission) shall be deemed to be an original and all of which together shall constitute one and the same document.

Fees and Expenses

10.9
Subject to section 7.3 hereof, each Party hereto shall be responsible for its own fees and expenses relating to the Arrangement, the Private Placement and the other transactions contemplated herein including, without limitation, regulatory fees and fees of professional advisers, including legal counsel and auditors.

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Investigation

10.10
Any investigation by a Party hereto and its advisers shall not mitigate, diminish or affect the representations and warranties of the other Parties hereto contained in this Agreement or any document or certificate given pursuant thereto.

Further Assurances

10.11	The Parties hereto will do all such further acts and things and will execute such further documents and agreements as may be necessary to give effect to the terms and conditions of this Agreement.

Waiver

10.12	Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing executed by the Party hereto granting such waiver or release.

Governing Law

10.13
This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.  Each of the Parties hereto irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario.

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

IAMGOLD CORPORATION
Per:	(signed) Joseph Conway
Joseph Conway
President and Chief Executive Officer

Per:	(signed) Larry Phillips
Lary Phillips
Senior Vice President, Corporate Affairs

OREZONE RESOURCES INC.
Per:	(signed) Ronald N. Little
Ronald N. Little
Chief Executive Officer

7086130 CANADA INC.
Per:	(signed) Ronald N. Little
Ronald N. Little
Chief Executive Officer

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SCHEDULE A

PLAN OF ARRANGEMENT UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

1.	INTERPRETATION

(a)	Definitions: In this Plan of Arrangement, unless the context otherwise requires, the following words and terms shall have the meaning hereinafter set out:

(i)	“Amalgamation” means the amalgamation of IAMGOLD Subco and Orezone under the CBCA on the terms prescribed under this Plan of Arrangement;

(ii)
“Arrangement” means the arrangement under the provisions of section 192 of the CBCA, on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or supplement hereto made in accordance with the Arrangement Agreement and the provisions hereof or made at the direction of the Court in the Final Order;

(iii)	“Arrangement Agreement” means the Arrangement Agreement dated December 10, 2008 to which this Plan of Arrangement is attached as schedule A;

(iv)	“Arrangement Resolution” means the Special Resolution of Orezone Shareholders approving the Arrangement;

(v)	“Business Day” means a day which is not a Saturday, Sunday or a civic or statutory holiday in Toronto, Ontario;

(vi)	“CBCA” means the Canada Business Corporations Act, as amended;

(vii)
“Class A Shares” means the class A common shares of Orezone which are to be created in accordance with this Plan of Arrangement and which shall have attached thereto the right to vote at all meetings of Orezone Shareholders, the right to dividends as and when declared by the directors of Orezone, subject to the preferential right of the holders of Class B Shares to dividends and the right to participate in the remaining assets of Orezone upon a winding up of Orezone;

(viii)
“Class B Shares” means the Orezone Shares following their re-designation as Class B Shares in accordance with this Plan of Arrangement, such Class B Shares to bear the same rights and privileges as the Orezone Shares provided that such Class B Shares shall be entitled to dividends as and when declared by the directors of Orezone in preference to dividends to be paid on the Class A Shares;

(ix)	“Closing Date” means the Business Day that is three Business Days after the granting of the Final Order or such other date as the parties to the Arrangement Agreement may agree;

(x)	“Convertible Debenture Waiver Agreement” means the agreement among IAMGOLD, Orezone and the Debentureholder dated December 10, 2008 relating to the Orezone Convertible Debenture;

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(xi)	“Court” means the Ontario Superior Court of Justice (Commercial List);

(xii)	“Debentureholder” means MinQuest Fund I, L.P.;

(xiii)
“Depositary” means any trust company, bank or financial institution agree to in writing between IAMGOLD and Orezone for the purpose of, among other things, exchanging certificates representing IAMGOLD Shares and New Orezone Shares in connection with the Arrangement;

(xiv)	“Director” means the Director appointed pursuant to section 260 of the CBCA;

(xv)
“Dissent Procedures” means the procedures set forth in section 190 of the CBCA and the Interim Order required to be taken by an Orezone Shareholder to exercise the right of dissent in respect of Orezone Shares in connection with the Arrangement;

(xvi)	“Dissent Rights” means the rights of dissent of Orezone Shareholders in respect of the Arrangement Resolution as defined in section 4 hereof;

(xvii)	“Dissenting Orezone Shareholder” means an Orezone Shareholder who has duly exercised a Dissent Right in strict compliance with the Dissent Procedures;

(xviii)
“Effective Date” means the date shown in the certificate of arrangement issued in accordance with section 262 of the CBCA in respect of the Arrangement, being the Closing Date, or such other date as may be agreed to by the parties to the Arrangement Agreement;

(xix)	“Effective Time” means the time when the Arrangement will be deemed to have been completed, which shall be 12:01 a.m., Toronto time, on the Effective Date;

(xx)
“Encumbrance” means any mortgage, hypothec, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third Person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(xxi)	“Exchange Ratio” means 0.08;

(xxii)
“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of IAMGOLD and Orezone) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(xxiii)	“IAMGOLD” means IAMGOLD Corporation, a corporation existing under the laws of Canada;

(xxiv)	“IAMGOLD Amalco” means the corporation formed as a result of the amalgamation of Orezone and IAMGOLD Subco;

(xxv)	“IAMGOLD Replacement Options” has the meaning given to such term in paragraph 3(a)(vii) hereof;

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(xxvi)	“IAMGOLD Shares” means the common shares which IAMGOLD is authorized to issue as presently constituted;

(xxvii)	“IAMGOLD Subco” means ●, a wholly-owned subsidiary of IAMGOLD existing under the laws of Canada;

(xxviii)
“Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Orezone Meeting, as such order may be amended, supplemented or varied by the Court;

(xxix)	“Letter of Transmittal” means the letter of transmittal to be delivered by Orezone to the Orezone Shareholders providing for the delivery of the Orezone Shares to the Depositary;

(xxx)	“New Orezone” means 7086130 Canada Inc., a corporation existing under the laws of Canada;

(xxxi)	“New Orezone Shares” means the common shares which New Orezone is authorized to issue as presently constituted;

(xxxii)	“Orezone” means Orezone Resources Inc., a corporation existing under the laws of Canada;

(xxxiii)
“Orezone Convertible Debenture” means the 6% convertible debenture dated July 1, 2008 and maturing July 1, 2011 in the principal amount of $10,000,000 issued by Orezone to the Debentureholder, as changed by the Convertible Debenture Waiver Agreement;

(xxxiv)
“Orezone Meeting” means the special meeting of Orezone Shareholders, including any adjournment or adjournments or postponement or postponements thereof, to be held for the purpose of obtaining approval by Orezone Shareholders of the Arrangement Resolution;

(xxxv)
“Orezone 1997 Options” means the outstanding options to acquire Orezone Shares and which have been issued pursuant to the stock option plan of Orezone as approved by the directors of Orezone and by the Orezone Shareholders in 1997;

(xxxvi)
“Orezone 2008 Options” means the outstanding options to acquire Orezone Shares and which have been issued pursuant to the stock option plan of Orezone as approved by the directors of Orezone on April 24, 2008 and by the Orezone Shareholders on May 29, 2008;

(xxxvii)
“Orezone Shareholder” means a Person who is a registered holder of Orezone Shares as shown on the share register of Orezone and for the purposes of the Orezone Meeting, is a registered holder of Orezone Shares as of the record date therefor, and for the purposes of the Arrangement, is a registered holder of Orezone Shares immediately prior to the Effective Time;

(xxxviii)
“Orezone Shares” means the common shares which Orezone is authorized to issue as presently constituted and following the re-designation of such common shares to Class B Shares in accordance with this Plan of Arrangement, means the Class B Shares which Orezone will  be authorized to issue and, following the exchange of the Class B Shares for Class A Shares and New Orezone Shares in accordance with this Plan of Arrangement, means the Class A Shares which Orezone is authorized to issue;

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(xxxix)	“Orezone Warrants” means the warrants to purchase up to 2,000,000 Orezone Shares issued by Orezone to Standard Bank plc under the warrant agreement dated August 29, 2008;

(xl)
“Person” means any individual, corporation, firm, partnership (including, without limitation, a limited partnership), sole proprietorship, syndicate, joint venture, trustee, trust, any unincorporated organization or association, any government or instrumentality thereof and any tribunal;

(xli)	“Special Resolution” has the meaning ascribed to such term in the CBCA; and

(xlii)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder as amended from time to time.

(b)
Interpretation Not Affected by Headings.  The headings contained in this Plan of Arrangement are for convenience reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement.  The terms “this Plan of Arrangement”, “hereof’, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section, subsection, paragraph, subparagraph, clause or sub-clause hereof and include any agreement or instrument supplementary or ancillary hereto.

(c)
Date for any Action.  If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

(d)
Number and Gender.  In this Plan of Arrangement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders and neuter.

(e)
References to Persons.  A reference to a Person includes any successor to that Person. A reference to any statute includes all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

(f)	Currency. Unless otherwise stated in this Plan of Arrangement, all references herein to amounts of money are expressed in lawful money of Canada.

2.     ARRANGEMENT AGREEMENT

This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement. At the Effective Time, the Arrangement shall be binding upon IAMGOLD, IAMGOLD Subco, IAMGOLD Amalco, Orezone, New Orezone and the Orezone Shareholders.

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3.	THE ARRANGEMENT

(a)	The Arrangement. At the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

(i)	The holders of the Orezone 2008 Options, the Orezone Convertible Debenture and the Orezone Warrants shall not be entitled to receive Orezone Shares upon the exercise thereof.

(ii)
Each Orezone 2008 Option outstanding immediately prior to the Effective Time, whether vested or not, shall remain outstanding in accordance with its terms which provide that such Orezone 2008 Option may be exercised by the holder thereof at any time up to and including (but not after) the date that is 30 days after the Effective Time.

(iii)	The Orezone Warrants, if outstanding immediately prior to the Effective Time, will remain outstanding in accordance with their terms.

(iv)
The Orezone Convertible Debenture, if outstanding immediately prior to the Effective Time, will be terminated and the Debentureholder will receive from IAMGOLD as to 50 per cent of the principal and interest owing thereunder cash and, as to the remaining 50 per cent the principal and interest owing thereunder, IAMGOLD Shares on the terms and conditions set out in the Convertible Debenture Waiver Agreement.

(v)	Orezone shall undertake a reorganization of capital within the meaning of section 86 of the Tax Act as follows, and in the following order:

A.	The authorized capital of Orezone will be amended by:

I.
re-designating the Orezone Shares as Class B Shares and each certificate representing such an outstanding Orezone Share shall, as and from the time such re-designation is effective, represent a Class B Share; and

II.	the creation of an unlimited number of Class A Shares;

and the articles of Orezone shall be deemed to be amended accordingly

B.	Each issued Class B Share, other than those held by Dissenting Orezone Shareholders, will be exchanged with Orezone for one Class A Share and ● New Orezone Shares.

C.
Each issued Class B Share held by a Dissenting Orezone Shareholder (for greater certainty, being an Orezone Shareholder who has complied with the Dissent Rights and is ultimately entitled to be paid for its Class B Shares) will be acquired by IAMGOLD in consideration for a debt claim against IAMGOLD to be paid fair value of such Class B Shares pursuant to the Dissent Procedures.

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D.
The stated capital of Orezone for the outstanding Class A Shares will be an amount equal to the stated capital of Orezone for the Class B Shares, less the fair market value of the New Orezone Shares distributed to Orezone Shareholders, other than Dissenting Orezone Shareholders pursuant to section 4 hereof and the paid-up capital of the Class A Shares of Orezone will be reduced accordingly.

E.	The Class B Shares (including the Class B Shares held by Dissenting Orezone Shareholders and acquired by IAMGOLD pursuant to paragraph 3(a)(vi)(D) hereof) will be cancelled.

(vi)	Each outstanding Class A Share will be transferred to IAMGOLD in consideration for IAMGOLD Shares on the basis of the Exchange Ratio.

(vii)
The holders of the Orezone 1997 Options shall not be entitled to receive Orezone Shares upon the exercise thereof and each Orezone 1997 Option outstanding immediately prior to the Effective Time, whether vested or not, shall be exchanged for a fully-vested option granted by IAMGOLD (each an “IAMGOLD Replacement Option” and collectively the “IAMGOLD Replacement Options”) to acquire that number of IAMGOLD Shares equal to the product of (A) the number of Orezone Shares subject to the Orezone 1997 Option immediately before the Effective Time and (B) the Exchange Ratio, and the exercise price per IAMGOLD Share subject to any IAMGOLD Replacement Option shall be equal to the quotient of (A) the exercise price per Orezone Share subject to such Orezone 1997 Option immediately before the Effective Time divided by (B) the Exchange Ratio.  Except as set out above, the terms of each IAMGOLD Replacement Option shall be the same as the Orezone 1997 Option exchanged therefor.

(viii)	With respect to each Class A Share:

A.
each such Orezone Shareholder, other than IAMGOLD, shall cease to be the holder of such Class A Share on the Effective Date and such holder’s name shall be removed from the share register of Orezone as at the Effective Time; and

B.
IAMGOLD shall be deemed to be the transferee of such Class A Share (free and clear of any Encumbrance) on the Effective Date and shall be entered in the share register of Orezone as the holder thereof as at the Effective Time.

(ix)
Orezone and IAMGOLD Subco shall be amalgamated to form IAMGOLD Amalco and continue as one corporation under the CBCA on the terms prescribed in this Plan of Arrangement and, as a result, the property and liabilities of Orezone and IAMGOLD Subco will become the property and liabilities of IAMGOLD Amalco.  Orezone and IAMGOLD Subco will merge with the same effect as if they were amalgamated under section 184(2) of the CBCA.

(x)	Orezone and IAMGOLD Subco will continue as one company;

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(xi)	Following the amalgamation of Orezone and IAMGOLD Subco described in paragraph 3(a)(ix) hereof and from and after such time:

A.
IAMGOLD Amalco will own and hold all property of Orezone and IAMGOLD Subco, and, shall continue to be liable for the obligations of Orezone and IAMGOLD Subco and will be liable for the obligations of Orezone and IAMGOLD Subco, including civil, criminal and quasi-criminal liabilities and all contracts, disabilities, options, warrants and debts of each of Orezone and IAMGOLD Subco;

B.
all rights, contracts, permits and interests of Orezone and IAMGOLD Subco will continue as rights, contracts, permits and interests of IAMGOLD Amalco as if Orezone and IAMGOLD Subco continued and, for greater certainly, the merger will not constitute a transfer or assignment of the rights or obligations of either of Orezone or IAMGOLD Subco under any such rights, contracts, permits and interests;

C.	any existing cause of action, claim or liability to prosecution is unaffected;

D.	a civil, criminal or administrative action or proceeding pending by or against Orezone or IAMGOLD Subco may continue to be prosecuted by or against IAMGOLD Amalco;

E.	a conviction against, or ruling, order or judgment in favour of or against, Orezone or IAMGOLD Subco may be enforced by or against IAMGOLD Amalco;

F.	the name of IAMGOLD Amalco shall be ●;

G.	all outstanding Class A Shares shall be cancelled without any repayment of capital in respect thereof;

H.
all outstanding common shares of IAMGOLD Subco shall be cancelled and IAMGOLD shall receive on the Amalgamation one common share of IAMGOLD Amalco for the one common share of IAMGOLD Subco previously held by IAMGOLD;

I.	the registered and records office of IAMGOLD Amalco shall be located at ●;

J.	the head office of IAMGOLD Amalco will be located at ●;

K.	IAMGOLD Amalco shall be authorized to issue an unlimited number of common shares;

L.	the articles of amalgamation of IAMGOLD Amalco shall be substantially in the form attached as appendix ● to this Plan of Arrangement;

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M.	the by-laws of IAMGOLD Amalco shall be substantially in the form of the by-laws of IAMGOLD Subco;

N.	the first annual general meeting of IAMGOLD Amalco will be held within 18 months after the Effective Date; and

O.	the first directors of IAMGOLD Amalco following the Amalgamation shall be ●;

provided that none of the foregoing will occur or be deemed to occur unless all of the forgoing occurs.

(b)
No Fractional Shares.  Following the Effective Time, if the aggregate number of IAMGOLD Shares or New Orezone Shares to which an Orezone Shareholder would otherwise be entitled, or to which a holder of IAMGOLD Replacement Options, Orezone 2008 Options or the Orezone Warrants is entitled on exercise or conversion (as the case may be) of IAMGOLD Replacement Options, the 2008 Options or the Orezone Warrants is not a whole number, then the number of IAMGOLD Shares or New Orezone Shares, as the case may be, shall be rounded down to the next whole number and no compensation will be paid to the Orezone Shareholder in respect of such fractional IAMGOLD Share or New Orezone Share, as the case may be.

4.	RIGHTS OF DISSENT

Orezone Shareholders shall be entitled to exercise dissent rights (“Dissent Rights”) with respect to the Orezone Shares pursuant to and in the manner set forth in section 190 of the CBCA as modified by the Interim Order and this section 4, but provided that notwithstanding subsection 190(a) of the CBCA, such Dissenting Orezone Shareholder delivers to Orezone written objection to the Arrangement by 5:00 p.m. (Toronto time) on the Business Day immediately prior to the date of the Orezone Meeting and otherwise complies with section 190 of the CBCA (the “Dissent Procedures”).

If the Arrangement is concluded, an Orezone Shareholder who exercises Dissent Rights in strict compliance with the Dissent Procedures shall be entitled to be paid by Orezone the fair value of the Orezone Shares held by such Dissenting Orezone Shareholder in respect of which such Dissenting Orezone Shareholder dissents, determined as provided for in the CBCA, as modified by the Interim Order and this section 4, provided that any such Dissenting Orezone Shareholder who exercises such right to dissent and who:

(a)
is ultimately entitled to be paid fair value for its Orezone Shares shall be deemed to have transferred its Orezone Shares to IAMGOLD in consideration for a debt claim against IAMGOLD to be paid fair value of such shares pursuant to the Dissent Procedures, and shall not be entitled to any other payment or consideration, including any payment under the Arrangement had such holders not exercised their Dissent Rights; or

(b)
is for any reason ultimately not entitled to be paid for fair value for its Orezone Shares, shall be deemed to have participated in the Arrangement as of the Effective Time at the same terms and at the same time as a non-dissenting Orezone Shareholder and shall be issued only the same consideration which an Orezone Shareholder is entitled to receive under the Arrangement as if such Dissenting Orezone Shareholder would not have exercised Dissent Rights.

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In no case shall IAMGOLD, Orezone or New Orezone be required to recognize Dissenting Orezone Shareholders or an Orezone Shareholder at and after the Effective Time, and the names of such Orezone Shareholders shall be removed from the share register of Orezone at the Effective Time.

5.	DELIVERY OF IAMGOLD SHARES AND NEW OREZONE SHARES

(a)
Letter of Transmittal.  The Depositary will forward to each Orezone Shareholder, at the address of such Orezone Shareholder as it appears on the register for Orezone Shares, a Letter of Transmittal and instructions for obtaining delivery of the certificates representing the New Orezone Shares and the IAMGOLD Shares allotted and issued to such Orezone Shareholder pursuant to the Arrangement.

(b)	Entitlement to New Orezone Certificates and IAMGOLD Certificates.

(i)
Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more Orezone Shares which were exchanged for IAMGOLD Shares and New Orezone Shares in accordance with section 3 hereof, together with a completed Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Orezone Shares formerly represented by such certificate under the CBCA and the by-laws of Orezone and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Orezone Shareholder following the Effective Time, certificates representing the IAMGOLD Shares and the New Orezone Shares to which such Orezone Shareholder is entitled to receive in accordance with section 3 hereof.

(ii)
After the Effective Time and until surrendered for cancellation as contemplated by paragraph 5(b)(i) hereof, each certificate which immediately prior to the Effective Time represented one or more Orezone Shares shall be deemed at all times to represent only the right to receive in exchange therefor a certificate representing the IAMGOLD Shares and the New Orezone Shares and the Cash Consideration to which the holder of such certificate is entitled to receive in accordance with paragraph 5(b)(i) hereof.

(c)
Lost Certificates.  In the event that any certificate which immediately prior to the Effective Time represented one or more Orezone Shares which were exchanged for IAMGOLD Shares and New Orezone Shares in accordance with section 3 hereof shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, certificates representing

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the IAMGOLD Shares and the New Orezone Shares which such Orezone Shareholder is entitled to receive in accordance with section 3 hereof.  When authorizing such delivery of certificates representing the IAMGOLD Shares and the New Orezone Shares which such Orezone Shareholder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the Orezone Shareholder to whom certificates representing such IAMGOLD Shares and New Orezone Shares are to be delivered shall, as a condition precedent to the delivery of such IAMGOLD Shares and New Orezone Shares, give a bond satisfactory to IAMGOLD, New Orezone and the Depositary in such amount as IAMGOLD, New Orezone and the Depositary may direct, or otherwise indemnify IAMGOLD, New Orezone and the Depositary in a manner satisfactory to IAMGOLD, New Orezone and the Depositary, against any claim that may be made against IAMGOLD, New Orezone or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the by-laws of Orezone.

(d)
Termination of Rights.  Any certificate formerly representing Orezone Shares that is not deposited, with all other documents as provided in this section 5 on or before the sixth anniversary of the Effective Date, shall cease to represent any claim or interest of any kind or nature against IAMGOLD, Orezone, New Orezone or the Depositary.

(e)
Dividends or other Distributions.  No dividends or distributions declared or made after the Effective Date with respect to IAMGOLD Shares with a record date after the Effective Date will be payable or paid to the holder of any unsurrendered certificate or certificates which, immediately prior to the Effective Date, represented outstanding Orezone Shares unless and until the holder of such certificate shall have complied with the provisions of this section 5.  Subject to Applicable Law and to section 5 hereof, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the IAMGOLD Shares and the New Orezone Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect such IAMGOLD Shares and New Orezone Shares.

(f)
Withholding Rights.  IAMGOLD, Orezone, New Orezone and the Depositary shall be entitled to deduct and withhold from all dividends or other distributions otherwise payable to any Orezone Shareholder such amounts as IAMGOLD, Orezone, New Orezone or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Orezone Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

6.	AMENDMENT

(a)	Amendment.

(i)
IAMGOLD, IAMGOLD Subco, Orezone and New Orezone reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any amendment, modification or supplement must be contained in a written document which is filed with the Court and, if made following the Orezone Meeting, then: (i) approved by the Court, and (ii) if the Court directs, approved by the Orezone Shareholders and in any event communicated to them, and in either case in the manner required by the Court.

(ii)
Any amendment, modification or supplement to this Plan of Arrangement, if agreed to by Orezone and IAMGOLD, may be made at any time prior to or at the Orezone Meeting, with or without any other prior notice or communication and, if so proposed and accepted by Persons voting at the Orezone Meeting (other than as may be required under the Interim Order) shall become part of this Plan of Arrangement for all purposes.

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(iii)
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Orezone Meeting will be effective only if it is consented to by Orezone and IAMGOLD and, if required by the Court, by the Orezone Shareholders.

(iv)
Notwithstanding the foregoing provisions of this section 6, no amendment, modification or supplement of this Plan of Arrangement may be made prior to the Effective Time except in accordance with the terms of the Arrangement Agreement.

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SCHEDULE B

IAMGOLD SUBSIDIARIES

Company	Jurisdiction	Percentage (%)
IAMGOLD Ecuador S.A.	Ecuador	100%
Repadre Capital (BVI) Inc.	British Virgin Islands	100%
Repadre Ventures (BVI) Inc.	British Virgin Islands	100%
Repadre Finance (BVI) Inc.	British Virgin Islands	100%
Gold Fields Ghana Limited	Ghana	18.9%
IAMGOLD Tanzania Limited	Tanzania	100%
Mupane Gold Mining (Pty) Ltd.	Botswana	100%
Repadre International Corporation	Barbados	100%
Abosso Goldfields Limited	Ghana	18.9%
IAMGOLD-Québec Management Inc.	Quebec, Canada	100%
Rosebel Gold Mines N.V.	Suriname	95%
La Arena S.A.	Peru	100%
IAMGOLD Guyane S.A.S.	French Guiana	100%
AGEM Ltd.	Barbados	100%
La Société d’Exploitation des Mines d’Or de Sadiola S.A.	Mali	38%
Sadiola Exploration Limited	British Virgin Islands	50%
Yatela Exploitation Company Limited	Mali	80%
IAMGOLD South America Corporation	Barbados	100%
IAMGOLD Argentina S.A.	Argentina	100%
IAMGOLD Brazil S.A.	Brazil	100%

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Company	Jurisdiction	Percentage (%)
Kenieba Exploration Company Limited	British Virgin Islands	100%
RPD Capital Inc.	USA	100%
Mutual Ghana Ltd	Ghana	100%
Rapadre International (BVI) Inc.	British Virgin Islands	100%
Lake Victoria Gold Mines Ltd	Tanzania	100%
Sukuma Mines Ltd	Tanzania	100%
Buckreef Consolidated Mines Ltd	Tanzania	80%
Gallery Gold Pty Ltd	Australia	100%
Spinifex Gold Limited	Australia	100%
IAMGOLD Botswana (Pty) Ltd	Botswana	100%
East Africa Gold Corporation	Canada	100%
Shashe Mines (Pty) Ltd	Botswana	85%
IAMGOLD Management Services Inc	Quebec, Canada	100%
IAMGOLD Mexico S.A. de C.V.	Mexico	100%
Cambior Guyane S.A.R.L.	French Guiana	100%
OMAI Gold Mines Limited	Guyana	95%
OMAI Bauxite Company Inc.	Guyana	100%
3765351 Canada Inc.	Quebec, Canada	100%
9149-6117 Quebec Inc.	Quebec, Canada	100%
Minera Polo Sur S.A.	Chile	76.7%
IAMGOLD Peru S.A.	Peru	100%
Aunfera La Arena S.A.C.	Peru	100%

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Company	Jurisdiction	Percentage (%)
IAMGOLD Holdings (USA) Inc.	Delaware, USA	100%
IAMGOLD Gestion Peru S.A.C.	Peru	100%
CBJ Holdings (Barbados) Inc.	Barbados	100%
IAMGOLD France S.A.S.	French Guiana	100%
IAMGOLD Exploration USA Inc.	Nevada, USA	100%
IAMGOLD Alaska LLC	Colorado, USA	100%
IAMGOLD Purchasing Services Inc.	Texas, USA	100%
Euro Ressources S.A.	France	71.62%

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SCHEDULE C

OREZONE SUBSIDIARIES

Company	Jurisdiction	Percentage (%)
Orezone Inc.	British Virgin Islands	100%
Orezone Inc. s.a.r.l.	Burkina Faso	100%
Burkina Resources Inc.	British Virgin Islands	100%
Niger Resources Inc.	British Virgin Islands	100%
Brighton Energy Limited	British Virgin Islands	100%
Essakane (BVI) Limited	British Virgin Islands	100%
Essakane s.a.r.l.	Burkina Faso	100%
Gold Fields Burkina Faso s.a.r.l.	Burkina Faso	100%
Orezone Essakane Limited	British Virgin Islands	100%
Essakane S.A.	Burkina Faso	90%
Channel Mining (Barbados) Inc.	Barbados	100%
Orezone Mali s.a.r.l.	Mali	100%

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SCHEDULE D

ESSAKANE PROPERTY AND ESSAKANE CONTRACTS

Essakane Property

The Essakane Property is comprised of the following permits relating to a mineral exploration and development area located in the Oudalan Province of Burkina Faso:

(a)	a mining permit issued on April 28, 2008 to Essakane S.A. as DECRET N° 2008-203/PRES/PM/MCE/MEF/MECV;

(b)
the Alkoma exploration permit issued on June 19, 2006 to Orezone Inc. s.a.r.l. as ARRETE N° 2006-049/MCE/SG/DGMGC, as transferred on October 23, 2007 to Essakane s.a.r.l. by ARRETE N° 2007-163/MCE/SG/DGMGC;

(c)
the Gomo exploration permit issued on June 21, 2006 to Orezone Inc. s.a.r.l. as ARRETE N° 2006-056/MCE/SG/DGMGC, as transferred on October 23, 2007 to Essakane s.a.r.l. by ARRETE N° 2007-160/MCE/SG/DGMGC;

(d)
the Gossey exploration permit issued on June 21, 2006 to Orezone Inc. s.a.r.l. as ARRETE N° 2006-062/MCE/SG/DGMGC, as transferred on October 23, 2007 to Essakane s.a.r.l. by ARRETE N° 2007-166/MCE/SG/DGMGC;

(e)
the Lao Gountouré exploration permit issued on June 21, 2006 to Orezone Inc. s.a.r.l. as ARRETE N° 2006-050/MCE/SG/DGMGC, as transferred on October 23, 2007 to Essakane s.a.r.l. by ARRETE N° 2007-162/MCE/SG/DGMGC;

(f)
the Tassiri exploration permit issued on June 21, 2006 to Orezone Inc. s.a.r.l. as ARRETE N° 2006-059/MCE/SG/DGMGC, as transferred on October 23, 2007 to Essakane s.a.r.l. by ARRETE N° 2007-161/MCE/SG/DGMGC; and

(g)
the Korizéna exploration permit issued on November 21, 2006 to Orezone Inc. s.a.r.l. as ARRETE N° 2006-135/MCE/SG/DGMGC, as transferred on October 23, 2007 to Essakane s.a.r.l. by ARRETE N° 2007-165/MCE/SG/DGMGC.

Essakane Contracts

The following are the Essakane Contracts:

(a)	a mining convention dated September 26, 2008 between Essakane S.A. and the government of Burkina Faso;

(b)	a mining permit issued on April 28, 2008 to Essakane S.A. as ARRETE N° 2008-203/PRES/PM/MCE/MEF/MECV;

(c)	a secured bridge facility agreement dated August 29, 2008 between Orezone Essakane Limited and The Standard Bank of South Africa Limited;

(d)	an inter-company loan agreement dated August 29, 2008 between Essakane S.A., Orezone Essakane Limited and The Standard Bank of South Africa Limited;

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(e)	an equitable mortgage dated August 29, 2008 granted by Essakane (BVI) Limited in favour of The Standard Bank of South Africa Limited over registered shares in Orezone Essakane Limited;

(f)	a charge over accounts agreement dated August 29, 2008 between Orezone Essakane Limited and The Standard Bank of South Africa Limited;

(g)	a guarantee and subordinated deed dated August 29, 2008 between Orezone, Orezone Inc., Essakane (BVI) Limited, Orezone Essakane Limited, Essakane S.A. and The Standard Bank of South Africa Limited;

(h)	a deed of subordination dated August 29, 2008 between Minquest Fund I, L.P., The Standard Bank of South Africa Limited and Orezone;

(i)	an engineering, procurement and construction management services agreement dated February 1, 2008 between Essakane S.A. and GRD Minproc (Pty) Limited;

(j)	a supply contract dated July 8, 2008 between Essakane S.A. and Wärtsilä Finland Oy for the supply and delivery of power plant equipment;

(k)
a supply contract dated January 2, 2008 between Essakane S.A. and FLSmidth Minerals (Pty) Ltd. for the supply and installation of SAG and ball mills, together with an e-mail dated May 8, 2008 from GRD Minrpoc (Pty) Ltd. addressed to Réjean Gourde regarding payment schedule for mills;

(l)	a contract awarded May 12, 2008 between SNC-Lavalin Inc. and Essakane S.A. for the engineering of mine truckshop;

(m)	a contract awarded June 16, 2008 between Fadoul Technibois and Essakane S.A. regarding cementing work for foundations;

(n)	a share purchase agreement dated October 10, 2007 between Gold Fields Orogen Holding (BVI) Limited, Gold Fields Essakane (BVI) Limited, Orezone Essakane (BVI) Limited and Orezone, as amended;

(o)	a consulting agreement effective October 1, 2007 between Orezone and G Mining Services Inc.;

(p)	a consulting agreement effective October 1, 2007 between Orezone and R. Gourde Consultants Inc.;

(q)	Essakane – Early Works Construction Insurance Policy No. CLP 7217832, Allianz Global Risks US Insurance Company;

(r)	Marine/Cargo Project Policy No. 115737, AGF Burkine Assurances;

(s)	Commercial General Liability (“Wrap-up”) Policy No. ADV6453031, ACE INA Insurance;

(t)	a financial advisory services agreement dated November 22, 2007 between Orezone and Auramet Trading, LLC;

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(u)	an agreement dated May 27, 2008 between Essakane S.A. and PreFab Design Services of South Africa, for the supply of pre-fabricated buildings;

(v)	a purchase order dated April 9, 2008 between Essakane S.A. and J.A. Delmas Export SAS of France for the supply of mining fleet equipment;

(w)	a purchase order dated July 23, 2008 between Essakane S.A. and Siemens Ltd. of South Africa for the supply of a variable speed drive (SAG motor);

(x)	a purchase order dated May 23, 2008 between Essakane S.A. and Russel Mineral Equipment of Australia for the supply of a mill re-lining machine;

(y)	purchase orders dated September 27, 2007, January 31, 2008, and June 16, 2008 between Essakane S.A. and Tower Crane Services cc of South Africa for the supply of tower and mobile cranes;

(z)	a purchase order dated March 5, 2008 between Essakane S.A. and Metso Minerals of South Africa for the supply of gyratory crushers;

(aa)
a contract dated September 3, 2008 between Essakane S.A. and BCM International of Nevis, West Indies for the completion of various earthwork projects including the construction of roads, plant drainage, and pollution control dams; and

(bb)	a contract dated September 11, 2008 between Essakane S.A. and Société Kanazoé Frères of Burkina Faso for relocation housing construction.

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SCHEDULE E

DIRECTORS AND OFFCIERS OF OREZONE

The following are all of the directors and officers of Orezone:

(a)	Ronald Little

(b)	Michael Halvorson

(c)	Paul Carmel

(d)	David Netherway

(e)	Alain Krushinsky

(f)	Pascal Marquis

(g)	Gregory Bowes

(h)	Niel Marotta

(i)	Sean Homuth

(j)	Charles Taschereau